Exhibit 99.3

PART II

Item 8. Financial Statements and Supplementary Data

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Stockholders and Board of Directors of Keysight Technologies, Inc.
Opinions on the Financial Statements and Internal Control over Financial Reporting
We have audited the accompanying consolidated balance sheets of Keysight Technologies, Inc. and its subsidiaries (the “Company”) as of October 31, 2018 and 2017, and the related consolidated statements of operations, of comprehensive income, of equity and of cash flows for each of the three years in the period ended October 31, 2018, including the related notes and financial statement schedule of valuation and qualifying accounts (not presented herein) for each of the three years in the period ended October 31, 2018 appearing under Item 15(a)(2) of the Company’s 2018 Annual Report on Form 10-K (collectively referred to as the “consolidated financial statements”). We also have audited the Company’s internal control over financial reporting as of October 31, 2018 based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of October 31, 2018 and 2017 and the results of its operations and its cash flows for each of the three years in the period ended October 31, 2018 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of October 31, 2018, based on criteria established in Internal Control - Integrated Framework (2013) issued by the COSO.

Change in Accounting Principles
As discussed in Note 2 to the consolidated financial statements, the Company changed the manner in which it accounts for pension costs in 2019 and the manner in which it accounts for stock-based compensation in 2018.
Basis for Opinions
The Company’s management is responsible for these consolidated financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Report on Internal Control over Financial Reporting (not presented herein) under Item 9A of the Company’s 2018 Annual Report on Form 10-K. Our responsibility is to express opinions on the Company’s consolidated financial statements and on the Company’s internal control over financial reporting based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud, and whether effective internal control over financial reporting was maintained in all material respects.
Our audits of the consolidated financial statements included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

Definition and Limitations of Internal Control over Financial Reporting
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PricewaterhouseCoopers LLP

San Francisco, California
December 18, 2018, except with respect to our opinion on the consolidated financial statements insofar as it relates to the change in composition of reportable segments discussed in Note 19 and except for the change in the manner in which the Company accounts for pension costs discussed in Note 2, as to which the date is June 25, 2019.
We have served as the Company’s auditor since 2013.

KEYSIGHT TECHNOLOGIES, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(in millions, except per share data)

	Year Ended October 31,
	2018	2017	2016
Net revenue:
Products	$3,229	$2,664	$2,440
Services and other	649	525	478
Total net revenue	3,878	3,189	2,918
Costs and expenses:
Cost of products	1,449	1,210	1,049
Cost of services and other	318	282	253
Total costs	1,767	1,492	1,302
Research and development	624	507	434
Selling, general and administrative	1,205	1,058	832
Goodwill impairment	709	—	—
Other operating expense (income), net	(33)	(16)	(25)
Total costs and expenses	4,272	3,041	2,543
Income (loss) from operations	(394)	148	375
Interest income	12	7	3
Interest expense	(83)	(80)	(47)
Other income (expense), net	54	104	35
Income (loss) before taxes	(411)	179	366
Provision (benefit) for income taxes	(576)	77	31
Net income	$165	$102	$335

Net income per share:
Basic	$0.88	$0.57	$1.97
Diluted	$0.86	$0.56	$1.95

Weighted average shares used in computing net income per share:
Basic	187	180	170
Diluted	191	182	172

The accompanying notes are an integral part of these consolidated financial statements.

KEYSIGHT TECHNOLOGIES, INC.
CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME
(in millions)

	Year Ended October 31,
	2018	2017	2016
Net income	$165	$102	$335
Other comprehensive income (loss):
Unrealized gain (loss) on investments, net of tax benefit (expense) of $3, $(1) and $2	(14)	4	(11)
Unrealized gain (loss) on derivative instruments, net of tax benefit (expense) of zero, $(2) and $2	—	4	(5)
Amounts reclassified into earnings related to derivative instruments, net of tax benefit (expense) of $1, $(1) and $(4)	(3)	—	8
Foreign currency translation, net of tax benefit (expense) of zero	(21)	(10)	19
Net defined benefit pension cost and post retirement plan costs:
Change in actuarial net gain (loss), net of tax benefit (expense) of $(7), $(68) and $53	23	178	(135)
Change in net prior service credit, net of tax benefit of $6, $9 and $10	(16)	(15)	(15)
Other comprehensive income (loss)	(31)	161	(139)
Total comprehensive income	$134	$263	$196

The accompanying notes are an integral part of these consolidated financial statements.

KEYSIGHT TECHNOLOGIES, INC.
CONSOLIDATED BALANCE SHEET
(in millions, except par value and share data)

	October 31,
	2018	2017
ASSETS
Current assets:
Cash and cash equivalents	$913	$818
Accounts receivable, net	624	547
Inventory	619	588
Other current assets	222	224
Total current assets	2,378	2,177
Property, plant and equipment, net	555	530
Goodwill	1,171	1,882
Other intangible assets, net	645	855
Long-term investments	46	63
Long-term deferred tax assets	750	186
Other assets	279	240
Total assets	$5,824	$5,933
LIABILITIES AND EQUITY
Current liabilities:
Short-term and current portion of long-term debt	$499	$10
Accounts payable	242	211
Employee compensation and benefits	276	217
Deferred revenue	334	291
Income and other taxes payable	42	28
Other accrued liabilities	69	62
Total current liabilities	1,462	819
Long-term debt	1,291	2,038
Retirement and post-retirement benefits	224	309
Long-term deferred revenue	127	101
Other long-term liabilities	287	356
Total liabilities	3,391	3,623
Commitments and contingencies (Note 16)
Stockholders' equity:
Preferred stock; $0.01 par value; 100 million shares authorized; none issued and outstanding	—	—
Common stock; $0.01 par value; 1 billion shares authorized; 191 million shares at October 31, 2018, and 188 million shares at October 31, 2017 issued	2	2
Treasury stock at cost; 4.4 million shares at October 31, 2018 and 2.3 million shares at October 31, 2017	(182)	(62)
Additional paid-in-capital	1,889	1,786
Retained earnings	1,212	1,041
Accumulated other comprehensive loss	(488)	(457)
Total stockholders' equity	2,433	2,310
Total liabilities and equity	$5,824	$5,933
   The accompanying notes are an integral part of these consolidated financial statements.

KEYSIGHT TECHNOLOGIES, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
(in millions)

	Year Ended October 31,
	2018	2017	2016
Cash flows from operating activities:
Net income	$165	$102	$335
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	103	92	85
Amortization	207	133	49
Share-based compensation	59	56	49
Debt issuance expense	—	9	—
Deferred tax expense (benefit)	(789)	(47)	17
Excess and obsolete inventory related charges	25	16	17
Gain on sale of assets and divestitures	(20)	(8)	(10)
Goodwill impairment	709	—	—
Pension curtailment and settlement loss (gain)	1	(69)	—
Other non-cash expenses, net	15	17	4
Changes in assets and liabilities:
Accounts receivable	(89)	(11)	(42)
Inventory	(61)	(4)	(22)
Accounts payable	22	15	(8)
Employee compensation and benefits	63	(1)	16
Deferred revenue	75	90	15
Income taxes payable	181	3	(9)
Retirement and post-retirement benefits	(127)	(15)	(32)
Other assets and liabilities	16	(50)	(44)
Net cash provided by operating activities	555	328	420

Cash flows from investing activities:
Purchases of property, plant and equipment	(132)	(72)	(91)
Proceeds from the sale of assets and divestitures	29	8	10
Acquisitions of businesses and intangible assets, net of cash acquired	(11)	(1,702)	(10)
Proceeds from the sale of investments	—	45	1
Other investing activities	(2)	(1)	—
Net cash used in investing activities	(116)	(1,722)	(90)

Cash flows from financing activities:
Issuance of common stock under employee stock plans	64	51	43
Issuance of common stock under public offerings	—	444	—
Payment of taxes related to net share settlement of equity awards	(18)	(12)	(9)
Treasury stock repurchases	(120)	—	(62)
Proceeds from issuance of long-term debt	—	1,069	—
Debt issuance costs	—	(16)	—
Proceeds from short-term borrowings	40	212	—
Repayment of debt and credit facility	(300)	(323)	(1)
Other financing activities	(1)	—	—
Net cash provided by/(used in) financing activities	(335)	1,425	(29)
Effect of exchange rate movements	(9)	4	(1)
Net increase in cash and cash equivalents	95	35	300
Cash and cash equivalents at beginning of year	818	783	483
Cash and cash equivalents at end of year	$913	$818	$783
   The accompanying notes are an integral part of these consolidated financial statements.

KEYSIGHT TECHNOLOGIES, INC.
CONSOLIDATED STATEMENT OF EQUITY
(in millions, except number of shares in thousands)

	Common Stock			Treasury Stock
	Number of Shares	Par Value	Additional Paid-in Capital	Number of Shares	Treasury Stock at Cost	Retained Earnings	Accumulated Other Comprehensive Income/(Loss)	Total Stockholders' Equity
Balance as of October 31, 2015	169,591	$2	$1,165	—	$—	$614	$(479)	$1,302
Net income	—	—	—	—	—	335	—	335
Other comprehensive loss, net of tax	—	—	—	—	—	—	(139)	(139)
Issuance of common stock	2,696	—	34	—	—	—	—	34
Share-based compensation	—	—	48	—	—	—	—	48
Tax deficiency from share-based awards issued	—	—	(5)	—	—	—	—	(5)
Repurchase of common stock	—	—	—	(2,289)	(62)	—	—	(62)
Balance as of October 31, 2016	172,287	2	1,242	(2,289)	(62)	949	(618)	1,513
Adjustment due to adoption of ASU 2016-16	—	—	—	—	—	(10)	—	(10)
Net income	—	—	—	—	—	102	—	102
Other comprehensive income, net of tax	—	—	—	—	—	—	161	161
Issuance of common stock	2,880	—	41	—	—	—	—	41
Public offering of common stock	13,143	—	444	—	—	—	—	444
Share-based compensation	—	—	56	—	—	—	—	56
Tax benefits from share-based awards issued	—	—	3	—	—	—	—	3
Balance as of October 31, 2017	188,310	2	1,786	(2,289)	(62)	1,041	(457)	2,310
Adjustment due to adoption of ASU 2016-09	—	—	—	—	—	6	—	6
Net income	—	—	—	—	—	165	—	165
Other comprehensive loss, net of tax	—	—	—	—	—	—	(31)	(31)
Issuance of common stock	2,894	—	44	—	—	—	—	44
Share-based compensation	—	—	59	—	—	—	—	59
Repurchase of common stock	—	—	—	(2,075)	(120)	—	—	(120)
Balance as of October 31, 2018	191,204	$2	$1,889	(4,364)	$(182)	$1,212	$(488)	$2,433
The accompanying notes are an integral part of these consolidated financial statements.

KEYSIGHT TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	OVERVIEW, BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Overview.  Keysight Technologies, Inc. ("we," "us," "Keysight" or the "company"), incorporated in Delaware on December 6, 2013, is a technology company providing electronic design and test solutions that are used in the design, development, manufacture, installation, deployment, validation, optimization and secure operation of electronics systems to communications, networking and electronics industries. In addition, we provide testing, visibility, and security solutions, strengthening applications across physical and virtual networks. We also offer customization, consulting and optimization services throughout the customer's product lifecycle, including start-up assistance, instrument productivity, application services and instrument calibration and repair.
Basis of Presentation.  We have prepared the accompanying financial statements pursuant to the rules and regulations of the SEC and in conformity with generally accepted accounting principles in the U.S. ("GAAP"). Our fiscal year end is October 31. Unless otherwise stated, all years and dates refer to our fiscal year.
Management is responsible for the fair presentation of the accompanying consolidated financial statements, prepared in accordance with GAAP, and has full responsibility for their integrity and accuracy. In the opinion of management, the accompanying consolidated financial statements contain all normal and recurring adjustments necessary to present fairly our consolidated balance sheet and our consolidated statement of operations, statement of comprehensive income, statement of cash flows and statement of equity.
Principles of consolidation.  The consolidated financial statements include the accounts of the company and our wholly- and majority-owned subsidiaries. All significant inter-company transactions have been eliminated.
Use of Estimates.  The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the amounts reported in our consolidated financial statements and accompanying notes. Management bases its estimates on historical experience and various other assumptions believed to be reasonable. Although these estimates are based on management's knowledge of current events and actions that may impact the company in the future, actual results may be different from the estimates. Our critical accounting policies are those that affect our financial statements materially and involve difficult, subjective or complex judgments by management. Those policies are revenue recognition, inventory valuation, share-based compensation, retirement and post-retirement plan assumptions, valuation of goodwill and other intangible assets, warranty, loss contingencies, restructuring and accounting for income taxes.
Acquisitions. On April 18, 2017 we acquired all of the outstanding common stock of Ixia for $1,622 million, net of $72 million of cash acquired. On August 31, 2017 we acquired all of the outstanding common stock of ScienLab for $60 million, net of $2 million of cash acquired. See Note 3, "Acquisitions," for further discussion of the company's acquisitions.
Revenue recognition.  We enter into agreements to sell products (hardware and/or software), services and other arrangements (multiple-element arrangements) that include combinations of products and services.
We recognize revenue, net of trade discounts and allowances, provided that (1) persuasive evidence of an arrangement exists, (2) delivery has occurred, (3) the price is fixed or determinable and (4) collectability is reasonably assured. Delivery is considered to have occurred when title and risk of loss have transferred to the customer, for products, or when the service has been provided. We consider the price to be fixed or determinable when the price is not subject to refund or adjustments. We consider arrangements with extended payment terms not to be fixed or determinable, and accordingly we defer revenue until amounts become due. At the time of the transaction, we evaluate the creditworthiness of our customers to determine the appropriate timing of revenue recognition.
Product revenue.  Our product revenue is generated predominantly from the sales of various types of test equipment and associated software. Product revenue, including sales to resellers and distributors, is reduced for estimated returns, when appropriate. For sales or arrangements that include customer-specified acceptance criteria, including those where acceptance is required upon achievement of performance milestones, revenue is recognized after the acceptance criteria have been met. For products that include installation, if the installation meets the criteria to be considered a separate element, product revenue is recognized upon delivery, and recognition of installation revenue is delayed until the installation is complete. Otherwise, neither the product nor the installation revenue is recognized until the installation is complete.
Where software is licensed separately, revenue is recognized when the software is delivered and has been transferred to the customer or, in the case of electronic delivery of software, when the customer is given access to the licensed software programs.

We also evaluate whether collection of the receivable is probable, the fee is fixed or determinable and whether any other undelivered elements of the arrangement exist on which a portion of the total fee would be allocated based on vendor-specific objective evidence ("VSOE"). When VSOE is not available, we use third-party evidence ("TPE") or management's best estimate of selling price ("ESP").
Service revenue.  Revenue from services includes repair and calibration services, extended warranty, customer and software support, consulting, training and education. Service revenue is deferred and recognized over the contractual period or as services are rendered and accepted by the customer. For example, customer support contracts are recognized ratably over the contractual period, while training revenue is recognized as the training is provided to the customer. In addition, the four revenue recognition criteria described above must be met before service revenue is recognized.
Revenue recognition for arrangements with multiple deliverables.  Our multiple-element arrangements are generally comprised of a combination of measurement instruments, installation or other start-up services, and/or software and/or support or services. Hardware and software elements are typically delivered at the same time, and revenue is recognized upon delivery and acceptance, if required, once title and risk of loss pass to the customer. Delivery of installation, start-up services and other services varies based on the complexity of the equipment, staffing levels in a geographic location and customer preferences, and can range from a few days to a few months. Service revenue is deferred and recognized over the contractual period or as services are rendered and accepted by the customer. Revenue from the sale of software products that are not required to deliver the tangible product's essential functionality are accounted for under software revenue recognition rules, which require VSOE of fair value to allocate revenue in a multiple-element arrangement. Our arrangements generally do not include any provisions for cancellation, termination or refunds that would significantly impact recognized revenue.
We evaluate the deliverables in our multiple-element arrangements and conclude that they are separate units of accounting if it is determined the delivered item or items have value to the customer on a standalone basis. For arrangements that include a general right of return relative to the delivered item(s), delivery or performance of the undelivered item(s) has been determined to be probable and substantially in our control. We allocate revenue to each element in our multiple-element arrangements based on their relative selling prices. We determine the selling price for each deliverable based on a selling price hierarchy. The selling price for a deliverable is based on VSOE if available, TPE if VSOE is not available, or ESP if neither VSOE nor TPE is available. Revenue allocated to each element is then recognized when the basic revenue recognition criteria for that element have been met.
Within our Ixia Solutions Group, when an arrangement contains software and non-software deliverables, we use a two-step process to allocate revenue to each element in the arrangement. First, we allocate the total arrangement fee to the separate non-software and software deliverables as a group based on their relative selling prices. Then, we allocate revenue within the software group utilizing the residual method with revenue allocated to the undelivered elements based on VSOE and the residual amount allocated to the delivered elements.
We use VSOE of selling price in the selling price allocation in all instances where it exists. VSOE of selling price for products and services is determined when a substantial majority of the selling prices fall within a reasonable range when sold separately. TPE of selling price can be established by evaluating largely interchangeable competitor products or services in standalone sales to similarly situated customers. As our products contain a significant element of proprietary technology and the solution offered differs substantially from that of competitors, it is difficult to obtain the reliable standalone competitive pricing necessary to establish TPE. ESP represents the best estimate of the price at which we would transact a sale if the product or service were sold on a standalone basis. We determine ESP for a product or service by using historical selling prices that reflect multiple factors including, but not limited to, customer type, geography, market conditions, competitive landscape, gross margin objectives and pricing practices. The determination of ESP is made through consultation with and approval by management. We may modify or develop new pricing practices and strategies in the future. As these pricing strategies evolve, changes may occur in ESP. The aforementioned factors may result in a different allocation of revenue to the deliverables in multiple-element arrangements, which may change the pattern and timing of revenue recognition for these elements but will not change the total revenue recognized for the arrangement.
Shipping and handling costs.  Our shipping and handling costs charged to customers are included in net revenue, and the associated expense is recorded in cost of products for all periods presented.
Deferred revenue.  Deferred revenue represents the amount of service and software revenue deferred and recognized over the contractual period or as services are rendered and accepted by the customer. In addition, it includes the amount allocated to undelivered elements in multiple-element arrangements. We limit the revenue recognized to the amount that is not contingent on the future delivery of products or services or meeting other specified performance conditions.
Accounts receivable, net.  Trade accounts receivable are recorded at the invoiced amount and do not bear interest. Such accounts receivable have been reduced by an allowance for doubtful accounts, which is our best estimate of the amount of probable credit losses in our existing accounts receivable. We determine the allowance based on customer specific experience and the aging of such receivables, among other factors. The allowance for doubtful accounts was approximately $2 million and $3 million as of October 31, 2018 and 2017, respectively. We do not have any off-balance-sheet credit exposure related to our customers. Accounts receivable are also recorded net of estimated product returns.
Share-based compensation.  We account for share-based awards made to our employees and directors, including restricted stock units, employee stock purchases made under Keysight's Employee Stock Purchase Plan ("Keysight's ESPP"), employee stock option awards, and performance share awards under Keysight Technologies, Inc. Long-Term Performance ("Keysight's LTP") Program, using the estimated grant date fair value method of accounting. We recorded compensation expense for all share-based awards of $59 million in 2018, $56 million in 2017 and $49 million in 2016.
Inventory.  Inventory is valued at standard cost, which approximates actual cost computed on a first-in, first-out basis, not in excess of market value. We assess the valuation of our inventory on a periodic basis and make adjustments to the value for estimated excess and obsolete inventory based on estimates about future demand and actual usage. The excess balance determined by this analysis becomes the basis for our excess inventory charge. Our excess inventory review process includes analysis of sales unit forecasts, managing product rollovers and working with manufacturing to maximize recovery of excess inventory.
Warranty.  Effective December 1, 2017, the Keysight warranties on products sold through direct sales channels are primarily for one year. Warranties for products sold through distribution channels continue to be primarily for three years. We accrue for standard warranty costs based on historical trends in warranty charges. The accrual is reviewed regularly and periodically adjusted to reflect changes in warranty cost estimates. Estimated warranty charges are recorded within cost of products at the time related product revenue is recognized. See Note 15, "Guarantees."
We also sell extended warranties that provide warranty coverage beyond the standard warranty term. Revenue associated with extended warranties is deferred and recognized over the extended coverage period.
Loss contingencies. We accrue for probable losses from contingencies, including legal settlement costs, on an undiscounted basis when such costs are considered probable of being incurred and are reasonably estimable. We periodically evaluate available information, both internal and external, relative to such contingencies and adjust this accrual as necessary.
Taxes on income.  Income tax expense is based on income or loss before taxes. Deferred income taxes reflect the effect of temporary differences between asset and liability amounts that are recognized for financial reporting purposes and the amounts that are recognized for income tax purposes. These deferred taxes are measured by applying currently enacted tax laws. Valuation allowances are recognized to reduce deferred tax assets to the amount that is more likely than not to be realized.
We account for uncertainty in income taxes using a two-step approach to recognize and measure uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount that is more than 50 percent likely of being realized upon settlement. We make adjustments to these reserves when facts and circumstances change, such as the closing of a tax audit or the refinement of an estimate due to new information. We classify the liability for unrecognized tax benefits as current to the extent that the company anticipates payment (or receipt) of cash within one year. Interest and penalties related to uncertain tax positions are recognized in the provision for income taxes. Given the number of years and numerous matters that remain subject to examination in various tax jurisdictions, we are unable to estimate the range of possible changes to the balance of our unrecognized tax benefits.
Goodwill and other intangible assets.  Goodwill is assessed for impairment on a reporting unit basis at least annually in the fourth quarter, as of September 30, or more frequently when events and circumstances occur indicating that the recorded goodwill may be impaired. The impairment test compares the fair value of a reporting unit with its carrying amount, with an impairment charge recorded for the amount by which the carrying amount exceeds the reporting unit’s fair value. We determine fair values for each of the reporting units using the market approach, when available and appropriate, or the income approach, or a combination of both. If multiple valuation methodologies are used, the results are weighted appropriately. Valuations using the market approach are derived from metrics of publicly traded comparable companies. The selections of comparable businesses are based on the markets in which our reporting units operate, giving consideration to risk profiles, size, geography and diversity of products and services. Under the income approach, fair value is determined based on the present value of estimated future cash flows, discounted at an appropriate risk-adjusted rate. We use our internal forecasts to estimate future cash flows and include an estimate of long-term future growth rates based on our most recent views of the long-term outlook for each business.
As defined in the authoritative guidance, a reporting unit is an operating segment or one level below an operating segment. During the fourth quarter of 2018, we performed our annual impairment test for all our reporting units. Based on the results of our testing, the fair value of each of our reporting units exceeded the carrying value, except for our Ixia Solutions Group (“ISG”)

reporting unit. The primary factors contributing to a reduction in fair value of ISG were weaker-than-expected market growth rates since acquisition and significant integration efforts resulting in lower revenue and profitability trends included in our long-term financial forecasts. As a result, we recorded an impairment loss of $709 million for ISG for the year ended October 31, 2018. There were no impairments of goodwill during the years ended October 31, 2017 and 2016. Refer to Note 3, “Acquisitions,” and Note 10, “Goodwill and Other Intangible Assets,” for additional information about our goodwill and other intangible assets.
Other intangible assets consist primarily of developed technologies, proprietary know-how, trademarks, customer relationships, non-compete agreements, and acquired backlog and are amortized using the straight-line method over estimated useful lives ranging from 2 months to 10 years. We review other intangible assets for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable or that the useful lives of these assets are no longer appropriate. No impairments of purchased intangible assets were recorded during the years ended October 31, 2018, 2017 and 2016.
The authoritative accounting guidance allows a qualitative approach for testing indefinite-lived intangible assets for impairment, similar to the impairment testing guidance for goodwill. It allows the option to first assess qualitative factors (events and circumstances) that could have affected the significant inputs used in determining the fair value of the indefinite-lived intangible asset. The qualitative factors assist in determining whether it is more-likely-than-not that the indefinite-lived intangible asset is impaired. An organization may choose to bypass the qualitative assessment for any indefinite-lived intangible asset in any period and proceed directly to calculating its fair value. Our indefinite-lived intangible assets are in-process research and development ("IPR&D") intangible assets. In 2018 and 2017, we assessed impairment by performing a qualitative test and recorded impairment charges of $5 million and $7 million, respectively, related to cancellations of IPR&D projects. There were no impairments in 2016.
Advertising. Advertising costs are expensed as incurred and were $21 million in 2018, $22 million in 2017 and $19 million in 2016.
Research and development.  Costs related to the research, design and development of our products are charged to research and development expense as they are incurred.
Sales taxes.  Sales taxes collected from customers and remitted to governmental authorities are not included in our revenue.
Investments. Cost method investments, consisting of non-marketable equity securities, are accounted for at historical cost. Trading securities are reported at fair value, with gains or losses resulting from changes in fair value recognized currently in earnings. Investments designated as available-for-sale are reported at fair value, with unrealized gains and losses, net of tax, included in accumulated other comprehensive income. The company assesses investments for impairment whenever events or changes in circumstances indicate that the carrying value of an investment may not be recoverable. There was no impairment recognized in 2018 and 2017. In 2016, cost method investments with a carrying amount of $2 million were written down to their fair value of zero, resulting in an impairment charge of $2 million, which is included in other income (expense).
Net income per share.  Basic net income per share is computed by dividing net income by the weighted average number of common shares outstanding during the period excluding the dilutive effect of stock options and other employee stock plans. Diluted net income per share gives effect to all potentially dilutive common stock equivalents outstanding during the period. The dilutive effect of share-based awards is reflected in diluted net income per share by application of the treasury stock method, which includes consideration of unamortized share-based compensation expense, and the dilutive effect of in-the-money options and non-vested restricted stock units. Under the treasury stock method, the amount the employee must pay for exercising stock options and unamortized share-based compensation expense are assumed proceeds to be used to repurchase hypothetical shares.
Cash, cash equivalents and short term investments.  We classify investments as cash equivalents if their original maturity or remaining maturity at the time of purchase is three months or less at the date of purchase. Cash equivalents are stated at cost, which approximates fair value.
As of October 31, 2018, approximately $782 million of our cash and cash equivalents was held outside of the U.S. in our foreign subsidiaries. Under U.S. tax legislation that was enacted on December 22, 2017, certain earnings currently held outside of the U.S. are deemed to be repatriated to the U.S., with foreign cash balances generally subject to an effective U.S. tax rate of 15.5 percent and certain cumulative foreign earnings in excess of foreign cash balances subject to an effective U.S. tax rate of 8 percent. Our cash and cash equivalents mainly consist of short-term deposits held at major global financial institutions, investments in institutional money market funds, and similar short duration instruments with original maturities of 90 days or less. We continuously monitor the creditworthiness of the financial institutions in which we invest our funds.
We classify investments as short-term investments if their original maturities are greater than three months and their remaining maturities are one year or less.

Restricted cash. As of October 31, 2018, restricted cash of approximately $4 million consisted primarily of deposits held as collateral against bank guarantees, of which $2 million is classified within other current assets and $2 million is classified within other assets in the consolidated balance sheet. As of October 31, 2017, restricted cash of approximately $2 million consisted of deposits held as collateral against bank guarantees and is classified within other assets in the consolidated balance sheet.
Fair value of financial instruments.  The carrying values of certain of our financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and other accrued liabilities, approximate fair value because of their short maturities. The fair value of long-term equity investments is determined using quoted market prices for those securities when available. For those long-term equity investments accounted for under the cost or equity method, the carrying value approximates estimated fair value. The fair value of our long-term debt, calculated from quoted prices that are primarily Level 1 inputs under the accounting guidance fair value hierarchy, exceeded the carrying value by approximately $3 million and $91 million as of October 31, 2018 and 2017, respectively. The fair value of foreign currency contracts used for hedging purposes is estimated internally by using inputs tied to active markets. These inputs, for example, interest rate yield curves, foreign exchange rates, and forward and spot prices for currencies, are observable in the market or can be corroborated by observable market data for substantially the full term of the assets or liabilities. See also Note 12, "Fair Value Measurements," for additional information on the fair value of financial instruments.
Concentration of credit risk.  Financial instruments that potentially subject us to significant concentration of credit risk include money market fund investments, time deposits and demand deposit balances. These investments are categorized as cash and cash equivalents and long-term investments. In addition, we have credit risk from derivative financial instruments used in hedging activities and accounts receivable. We invest in a variety of financial instruments and limit the amount of credit exposure with any one financial institution. We have a comprehensive credit policy in place and credit exposure is monitored on an ongoing basis.
Credit risk with respect to our accounts receivable is diversified due to the large number of entities comprising our customer base and their dispersion across many different industries and geographies. Credit evaluations are performed on customers requiring credit over a certain amount.
Credit risk is mitigated through collateral, such as letters of credit, bank guarantees or payment terms like cash in advance. No single customer accounted for more than 10 percent of accounts receivable as of October 31, 2018 or 2017.
Derivative instruments.  We are exposed to global foreign currency exchange rate risk in the normal course of business. We enter into foreign exchange hedging contracts, primarily forward contracts and purchased options to manage financial exposures resulting from changes in foreign currency exchange rates. Foreign currency exposures include committed and anticipated revenue and expense transactions (cash flow exposure) and assets and liabilities that are denominated in currencies other than the functional currency of the subsidiary (balance sheet exposure). For cash flow hedges, contracts are designed at inception as hedges of the related foreign currency exposures. For option contracts, we exclude time value from the measurement of effectiveness. We formally document all relationships between hedging instruments and hedged items, as well as our risk-management objective and strategy for undertaking various hedge transactions at the inception of the hedge. This process includes linking all derivatives that are designated as cash flow hedges to specific forecasted transactions. We also formally assess, both at the hedge’s inception and on an ongoing basis, whether the hedging instruments are highly effective in offsetting changes in cash flows of hedged items. Our foreign exchange hedging contracts generally mature within twelve months. We do not use derivative financial instruments for speculative trading purposes.
All derivatives are recognized on the balance sheet at their fair values. For derivative instruments that are designated and qualify as a cash flow hedge, changes in the value of the effective portion of the derivative instrument is recognized in accumulated comprehensive income, a component of stockholders' equity. Amounts associated with cash flow hedges are reclassified and recognized in income when either the forecast transaction occurs or it becomes probable the forecast transaction will not occur. Derivatives not designated as hedging instruments are recorded on the balance sheet at fair value, and changes in fair value are recorded in earnings in the current period. Derivative instruments are subject to master netting arrangements and qualify for net presentation in the balance sheet. Changes in the fair value of the ineffective portion of derivative instruments are recognized in earnings in the current period. Cash flows from derivative instruments are classified in the statement of cash flows in the same category as the cash flows from the hedged or economically hedged item, primarily in operating activities.
Property, plant and equipment.  Property, plant and equipment are stated at cost less accumulated depreciation. Additions, improvements and major renewals are capitalized; maintenance, repairs and minor renewals are expensed as incurred. When assets are retired or disposed of, the assets and related accumulated depreciation and amortization are removed from our general ledger, and the resulting gain or loss is reflected in the consolidated statement of operations. Buildings and improvements are depreciated over the lesser of their useful lives or the remaining term of the lease and machinery and equipment, which is generally over three years to ten years. We use the straight-line method to depreciate assets.

Leases.  We lease buildings, machinery and equipment under operating leases for original terms ranging generally from one year to twenty-five years. Certain leases contain renewal options for periods up to ten years.
Capitalized software.  We capitalize certain internal and external costs incurred to acquire or create internal use software. Capitalized software is included in property, plant and equipment and is depreciated over three years once development is complete.
Impairment of long-lived assets.  We continually monitor events and changes in circumstances that could indicate carrying amounts of long-lived assets, including intangible assets, may not be recoverable. When such events or changes in circumstances occur, we assess the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through undiscounted expected future cash flows. If the total of the undiscounted future cash flows is less than the carrying amount of those assets, we recognize an impairment loss based on the excess of the carrying amount over the fair value of the assets.
Restructuring costs.  The main component of our existing restructuring plans is related to workforce reductions. Workforce reduction charges are accrued when payment of benefits becomes probable and the amounts can be estimated. If the amounts and timing of cash flows from restructuring activities are significantly different from what we have estimated, the actual amount of restructuring and other related charges could be materially different, either higher or lower, than those we have recorded.
Employee compensation and benefits.  Amounts owed to employees, such as accrued salary, bonuses and vacation benefits are reported within employee compensation and benefits in the consolidated balance sheet. The total amount of accrued vacation benefit was $80 million and $72 million as of October 31, 2018 and 2017, respectively.
Foreign currency translation.  We translate and remeasure balance sheet and statement of operations items into U.S. dollars. For those subsidiaries that operate in a local currency functional environment, all assets and liabilities are translated into U.S. dollars using current exchange rates at the balance sheet date; revenue and expenses are translated using monthly exchange rates that approximate average exchange rates in effect during each period. Resulting translation adjustments are reported as a separate component of accumulated other comprehensive income (loss) in stockholders' equity.
For those subsidiaries that operate in a U.S. dollar functional environment, foreign currency assets and liabilities are re-measured into U.S. dollars at current exchange rates except for non-monetary assets and capital accounts, which are remeasured at historical exchange rates. Revenue and expenses are generally remeasured at monthly exchange rates that approximate average exchange rates in effect during each period. Gains or losses from foreign currency re-measurement are included in net income. Net gains or losses resulting from foreign currency transactions are reported in other income (expense) and were a $4 million gain in 2018, a $1 million gain in 2017, and zero in 2016.
Retirement plans and post-retirement benefit plan assumptions.  Pension accounting is intended to reflect the recognition of future benefit costs over the employees' average expected future service to Keysight based on the terms of the plans and investment and funding decisions. To estimate the impact of these future payments and our decisions concerning funding of these obligations, we are required to make assumptions using actuarial concepts within the framework of GAAP. Two critical assumptions are the discount rate and the expected long-term return on plan assets. Other important assumptions include expected future salary increases, expected future increases to benefit payments, expected retirement dates, employee turnover, retiree mortality rates and portfolio composition. We evaluate these assumptions at least annually. See Note 14, "Retirement Plans and Post-Retirement Benefit Plans."

2.	NEW ACCOUNTING PRONOUNCEMENTS
Accounting Standards Update ("ASU") 2014-09, Revenue From Contracts With Customers. In May 2014, the Financial Accounting Standards Board ("FASB") issued guidance which will replace numerous requirements in GAAP, including industry-specific requirements, and provide companies with a single revenue recognition model for recognizing revenue from contracts with customers. The core principle of the new standard is that a company should recognize revenue to show the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. In July 2015, the FASB deferred the effective date by one year to December 15, 2017 for annual reporting periods beginning after that date. The FASB also permitted early adoption of the standard, but not before the original effective date of December 15, 2016. During 2016, the FASB issued several amendments to the standard, including clarification to the guidance on reporting revenues as a principal versus an agent, identifying performance obligations, accounting for intellectual property licenses, assessing collectability, presentation of sales taxes, impairment testing for contract costs and disclosure of performance obligations.
The two permitted transition methods under the new standard are (1) the full retrospective method, in which case the standard would be applied to each prior reporting period presented, and the cumulative effect of applying the standard would be recognized at the earliest period shown, or (2) the modified retrospective method, in which case the cumulative effect of applying the standard would be recognized at the date of initial application. We will adopt the new standard effective November 1, 2018 under the modified retrospective method, by recognizing the cumulative effect of initially applying the new standard as an increase to the opening balance of retained earnings. We expect this adjustment to be approximately $70 million to $80 million, with an immaterial impact to our net income on an ongoing basis.
The most significant impact of the standard relates to our accounting for software license revenue, as under the new standard we expect to recognize software license revenue at the time of delivery rather than over the contractual term since control of the software license is transferred and our performance obligation is satisfied at that point in time. The new standard will also require certain costs, primarily sales-related commissions on contracts, to be capitalized rather than expensed. The new standard will also require additional disclosures intended to provide users of financial statements comprehensive information about the nature, amount, timing and uncertainty of revenue and cash flows from customer contracts, including disclosure of judgments used and assets recognized from costs incurred to obtain or fulfill a contract. We are in the process of finalizing changes to our business processes, systems and controls to support recognition and disclosure under the new revenue standard.
ASU 2016-01, Recognition and Measurement of Financial Assets and Financial Liabilities. In January 2016, the FASB issued guidance that amends various aspects of the recognition, measurement, presentation, and disclosure for financial instruments. The standard generally requires companies to measure investments in other entities, except those accounted for under the equity method, at fair value and recognize any changes in fair value in earnings. We will adopt the standard effective November 1, 2018 under a modified retrospective approach, with prospective adoption for amendments related to equity securities without readily determinable fair values. Our assets and liabilities subject to this standard are not material.
ASU 2016-02, Leases. In February 2016, the FASB issued guidance that will require organizations that lease assets to recognize assets and liabilities for leases with lease terms of more than 12 months. Consistent with current GAAP, the recognition, measurement, and presentation of expenses and cash flows arising from a lease by a lessee primarily will depend on its classification as a finance or operating lease. However, unlike current GAAP, which requires only capital leases to be recognized on the balance sheet, the new guidance will require both types of leases to be recognized on the balance sheet. We expect our leases designated as operating leases in Note 16, "Commitments and Contingencies," will be reported in the consolidated balance sheet upon adoption. The standard is effective for fiscal years beginning after December 15, 2018 and interim periods within those fiscal years. Early adoption is permitted. We are evaluating the impact of adopting this guidance on our consolidated financial statements.
ASU 2016-09, Improvements to Employee Share-Based Payment Accounting. In March 2016, the FASB issued guidance that amends the accounting for stock-based compensation and requires excess tax benefits and deficiencies to be recognized as a component of income tax expense rather than equity. The inclusion of excess tax benefits and deficiencies as a component of income tax expense will increase volatility within our provision for income taxes as the amount of excess tax benefits or deficiencies from stock-based compensation awards depends on our stock price at the date the awards vest. This guidance also requires excess tax benefits and deficiencies to be presented as an operating activity in the statement of cash flows and allows an entity to make an accounting policy election to either estimate expected forfeitures or to account for them as they occur. We adopted this guidance during the first quarter of 2018 and elected to recognize forfeitures as they occur. As a result, a $6 million cumulative-effect adjustment was recorded directly to retained earnings as of November 1, 2017, the beginning of the annual period of adoption, with a corresponding reduction to deferred tax liabilities. Additionally, we reported an income tax benefit of $5 million for the year ended October 31, 2018 due to recognition of excess tax benefits from share-based compensation.
We elected to apply the presentation requirements for cash flows related to excess tax benefits and employee taxes paid for withheld shares retrospectively to all periods presented, which resulted in the following change to our previously reported consolidated statement of cash flows for the years ended October 31, 2017 and 2016:

	Year Ended October 31,
	2017			2016
	As Originally Reported	As Adjusted	Change	As Originally Reported	As Adjusted	Change
	(in millions)
Net cash provided by operating activities	$313	$328	$15	$416	$420	$4
Net cash provided by/(used in) financing activities	$1,440	$1,425	$(15)	$(25)	$(29)	$(4)
ASU 2017-04, Simplifying the Test for Goodwill Impairment. In January 2017, the FASB issued guidance that eliminates the requirement to calculate the implied fair value of goodwill to measure a goodwill impairment charge. Instead, entities will record an impairment charge based on the excess of a reporting unit’s carrying amount over its fair value. The standard is effective for annual or any interim goodwill impairment tests in fiscal years beginning after December 15, 2019. Early adoption is permitted. We adopted this guidance during the fourth quarter of 2018.

ASU 2017-07, Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost. In March 2017, the FASB issued guidance that requires the service cost component of net periodic pension cost and net periodic postretirement benefit cost to be included in operating expenses (together with other employee compensation costs) and the other components of the cost to be presented in the statement of operations separately from the service cost component and outside of income from operations. The standard is effective for annual and interim periods beginning after December 31, 2017, and retrospective application is required. We retrospectively adopted this guidance during the first quarter of 2019. The interest cost, expected return on assets, amortization of prior service credits and other costs have been reclassified from cost of products, research and development, selling, general and administrative, and other operating expenses (income) to other income (expense).
We elected to apply the practical expedient, which allows us to reclassify amounts disclosed previously in our retirement plans and post-retirement benefit plans note as the basis for applying retrospective presentation for comparative periods as it is impractical to determine the disaggregation of the components for amounts capitalized and reclassified in those periods. On a prospective basis, the service cost component of net periodic pension and post-retirement benefit cost is presented with other current compensation costs in operating income. The remaining components are included in other income (expense), net and will not be included in amounts capitalized in inventory or property, plant, and equipment. The effect of the retrospective presentation change related to the retirement plans and post-retirement benefit plans to our previously reported condensed consolidated statement of operations for the years ended October 31, 2018, 2017 and 2016 was as follows:

	2018		2017		2016
	As Originally Reported	As Adjusted	As Originally Reported	As Adjusted	As Originally Reported	As Adjusted
	(in millions)
Cost of products	$1,440	$1,449	$1,206	$1,210	$1,042	$1,049
Cost of services	316	318	281	282	252	253
Research and development	607	624	498	507	425	434
Selling, general and administrative	1,185	1,205	1,049	1,058	818	832
Other operating expense (income), net	(33)	(33)	(84)	(16)	(25)	(25)
Other income (expense), net	6	54	13	104	4	35

ASU 2017-09, Scope of Modification Accounting. In May 2017, the FASB issued guidance that clarifies when changes to the terms or conditions of a share-based payment award must be accounted for as modifications. Specifically, an entity would not apply modification accounting if the fair value, vesting conditions and classification of the awards are the same immediately before and after the modification. The standard is effective for fiscal years beginning after December 31, 2017 and interim periods within those fiscal years. Early adoption is permitted. We do not expect a material impact to our consolidated financial statements due to adoption of this guidance.
ASU 2017-12, Targeted Improvements to Accounting for Hedging Activities. In August 2017, the FASB issued guidance to enable entities to better portray the economics of their risk management activities in the financial statements and enhance transparency and understandability of hedge results. The standard is effective for fiscal years beginning after December 15, 2018 and interim periods within those fiscal years. Early adoption is permitted. We currently anticipate adopting this guidance on November 1, 2018 and do not expect a material impact to our consolidated financial statements due to adoption of this guidance.
ASU 2018-02, Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income. In February 2018, the FASB issued guidance that allows a reclassification from accumulated other comprehensive income to retained earnings for stranded tax effects resulting from the Tax Cuts and Jobs Act (the "Act") enacted in December 2017. The standard is effective for fiscal years beginning after December 15, 2018. Early adoption is permitted. We currently anticipate adopting this guidance retrospectively on November 1, 2018. The company maintains a portfolio approach accounting policy related to the income tax effects of accumulated other comprehensive income. We intend to elect to retain the income tax effects of the Act as a component of accumulated other comprehensive income. Given this election, the adoption of this guidance is not expected to have a material impact on our consolidated financial statements.
ASU 2018-07, Improvements to Nonemployee Share-Based Payment Accounting. In June 2018, the FASB issued guidance to simplify the accounting for share-based payments to nonemployees by aligning it with the accounting for share-based payments to employees, with certain exceptions. The standard is effective for fiscal years beginning after December 15, 2018 and interim periods within those fiscal years. Early adoption is permitted. We do not expect a material impact to our consolidated financial statements due to adoption of this guidance.

ASU 2018-15, Customer's Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract. In August 2018, the FASB issued guidance that requires a customer in a cloud computing arrangement (i.e., hosting arrangement) that is a service contract to follow the internal-use software guidance to determine which implementation costs to defer and recognize as an asset and aligns the recognition of implementation costs to those incurred in an arrangement that includes an internal-use software license. Further, new disclosures about implementation costs for both internal-use software and hosting arrangements are required. The standard is effective for fiscal years beginning after December 15, 2019 and interim periods within those fiscal years. Early adoption is permitted. We are evaluating the impact of adopting this guidance on our consolidated financial statements.
Other amendments to GAAP that have been issued by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on our consolidated financial statements upon adoption.

3.	ACQUISITIONS
Acquisition of Ixia
On April 18, 2017, pursuant to the terms of an Agreement and Plan of Merger dated January 30, 2017, between Keysight and Ixia (the "Merger Agreement"), we acquired all of the outstanding common stock of Ixia for $1,622 million, net of $72 million of cash acquired, pursuant to an exchange offer for $19.65 per share (the "Merger Consideration"). Pursuant to the Merger Agreement, any outstanding and unexercised Ixia stock options with an exercise price below the Merger Consideration and any outstanding Ixia restricted stock awards were cancelled and converted into the right to receive a cash payment equal to the merger consideration of $19.65 per share (minus the exercise price for the Ixia stock options). The vested portion of the awards associated with prior service of Ixia employees represented approximately $47 million of the total consideration. We funded the acquisition with a combination of cash and proceeds from debt and equity financings. As a result of the acquisition, Ixia has become a wholly-owned subsidiary of Keysight. Accordingly, the results of Ixia are included in Keysight's consolidated financial statements from the date of the acquisition and are reported in the Ixia Solutions Group operating segment.
The Ixia acquisition was accounted for in accordance with the authoritative accounting guidance. The acquired assets and assumed liabilities were recorded by Keysight at their estimated fair values. Keysight determined the estimated fair values with the assistance of appraisals or valuations performed by third party specialists, discounted cash flow analysis, and estimates made by management. We expect to leverage and expand the existing sales channels and product development resources, and utilize the assembled workforce. The company also anticipates opportunities for growth through expanded geographic and customer segment diversity and the ability to leverage additional products and capabilities. These factors, among others, contributed to a purchase price in excess of the estimated fair value of Ixia's net identifiable assets acquired (see summary of net assets below), and, as a result, we have recorded goodwill in connection with this transaction.
All goodwill, approximately $48 million of which is deductible for tax purposes, was assigned to the Ixia Solutions Group.
A portion of the overall purchase price was allocated to acquired intangible assets. Amortization expense associated with acquired intangible assets is not deductible for tax purposes. Therefore, a deferred tax liability of approximately $186 million was established primarily for the future amortization of these intangibles and is included in "other long-term liabilities" in the table below.

The following table summarizes the allocation of the purchase price to the estimated fair values of the assets acquired and liabilities assumed on the closing date of April 18, 2017 (in millions):

Cash and cash equivalents	$72
Short-term investments	44
Accounts receivable	91
Inventory	107
Other current assets	34
Property, plant and equipment	50
Goodwill	1,117
Other intangible assets	744
Other assets	4
Total assets acquired	2,263
Accounts payable	(10)
Employee compensation and benefits	(32)
Deferred revenue	(35)
Income and other taxes payable	(1)
Other accrued liabilities	(32)
Other long-term liabilities	(459)
Net assets acquired	$1,694

The fair values of cash and cash equivalents, short-term investments, accounts receivable, other current assets, accounts payable, employee compensation and benefits, and other accrued liabilities were generally determined using historical carrying values given the short-term nature of these assets and liabilities. The fair values for acquired inventory, property, plant and equipment, intangible assets, and deferred revenue were determined with the input from third-party valuation specialists. The fair values of certain other assets and certain other liabilities were determined internally using historical carrying values and estimates made by management.
Valuation of Intangible Assets Acquired
The components of intangible assets acquired in connection with the Ixia acquisition were as follows (in millions):

	Estimated Fair Value	Estimated useful life
Developed product technology	$423	4 years
Customer relationships	234	7 years
Tradenames and trademarks	12	3 years
Backlog	8	90 days
Total intangible assets subject to amortization	677
In-process research and development	67
Total intangible assets	$744

As noted above, the intangible assets were valued with input from valuation specialists using the income approach, which includes the discounted cash flow, cost-savings, and relief from royalty methods. The in-process research and development was valued using the multi-period excess earnings method under the income approach by discounting forecasted cash flows directly related to the products expecting to result from the projects, net of returns on contributory assets. A discount rate of 14% was used to value the research and development projects, adjusted to reflect additional risks inherent in the acquired projects. The primary in-process projects acquired relate to next generation products which will be released in the near future. Total costs to complete for all Ixia in-process research and development were estimated at approximately $12 million as of the close date.
Acquisition of ScienLab
On August 31, 2017, we acquired all of the outstanding common stock of ScienLab for $60 million, net of $2 million of cash acquired. ScienLab is a Germany-based company that provides test solutions to automotive original equipment manufacturers and Tier 1 suppliers in the automotive and energy markets. This acquisition complements our portfolio, allowing end-to-end solutions for hybrid electric vehicles, electric vehicles, and battery test solutions that address e-mobility market dynamics. We funded the acquisition using existing cash. As a result of the acquisition, ScienLab has become a wholly-owned subsidiary of Keysight. Accordingly, the results of ScienLab are included in Keysight's consolidated financial statements from the date of the acquisition and are reported in the Electronic Industrial Solutions Group operating segment. For the period from September 1, 2017 to October 31, 2017, ScienLab's net revenue and net loss were $1 million and $2 million, respectively.
The ScienLab acquisition was accounted for in accordance with the authoritative accounting guidance. The acquired assets and assumed liabilities were recorded by Keysight at their estimated fair values. Keysight determined the estimated fair values with the assistance of appraisals or valuations performed by third party specialists, discounted cash flow analysis, and estimates made by management. We expect to leverage and expand the existing sales channels and product development resources, and utilize the assembled workforce. The company also anticipates opportunities for growth through expanded geographic and customer segment diversity and the ability to leverage additional products and capabilities. These factors, among others, contributed to a purchase price in excess of the estimated fair value of ScienLab's net identifiable assets acquired (see summary of net assets below), and, as a result, we have recorded goodwill in connection with this transaction.
All goodwill was assigned to the Electronic Industrial Solutions Group. We do not expect the goodwill recognized or any potential impairment charges in the future to be deductible for income tax purposes.
A portion of the overall purchase price was allocated to acquired intangible assets. Amortization expense associated with acquired intangible assets is not deductible for tax purposes. Therefore, a deferred tax liability of approximately $13 million was established primarily for the future amortization of these intangibles and is included in "other long-term liabilities" in the table below.
The following table summarizes the allocation of the purchase price to the estimated fair values of the assets acquired and liabilities assumed on the closing date of August 31, 2017 (in millions):

Cash and cash equivalents	$2
Accounts receivable	3
Inventory	16
Other current assets	1
Goodwill	23
Other intangible assets	40
Total assets acquired	85
Accounts payable	(1)
Deferred revenue	(3)
Income and other taxes payable	(2)
Current portion of long-term debt	(1)
Other long-term liabilities	(16)
Net assets acquired	$62

The fair values of cash and cash equivalents, accounts receivable, other current assets, accounts payable, deferred revenue, and current portion of long-term debt were generally determined using historical carrying values given the short-term nature of these assets and liabilities. The fair values for acquired inventory and intangible assets were determined with the input from third-party valuation specialists. The fair values of certain other liabilities were determined internally using historical carrying values and estimates made by management.
Valuation of Intangible Assets Acquired
The components of intangible assets acquired in connection with the ScienLab acquisition were as follows (in millions):

	Estimated Fair Value	Estimated useful life
Developed product technology	$33	6 years
Customer relationships	4	5 years
Non-compete agreements	1	3 years
Tradenames and trademarks	1	3 years
Backlog	1	6 months
Total intangible assets	$40

As noted above, the intangible assets were valued with input from valuation specialists using the income approach, which includes the discounted cash flow, cost-savings, and relief from royalty methods.

Supplemental Pro Forma Information (Unaudited)
The following represents pro forma operating results as if Ixia had been included in the company's consolidated statements of operations as of the beginning of fiscal 2017 and 2016, respectively (in millions, except per share amounts):

	Year Ended
	October 31,
	2017	2016
Net revenue	$3,462	$3,413
Net income	$116	$231
Net income per share - Basic	$0.63	$1.26
Net income per share - Diluted	$0.62	$1.25

The unaudited pro forma financial information for the years ended October 31, 2017 and 2016 combine the historical results of Keysight and Ixia for the years ended October 31, 2017 and 2016, assuming that the companies were combined as of November 1, 2015. The unaudited pro forma financial information includes business combination accounting effects from the acquisition including amortization and depreciation charges from acquired intangible assets, property plant and equipment, interest expense on the financing transactions used to fund the Ixia acquisition and acquisition-related transaction costs and tax-related effects. Pro forma results of operations for ScienLab have not been presented because the effects of the acquisition were not material to the company’s financial results.
The pro forma information as presented above is for informational purposes only and is not indicative of the results of operations that would have been achieved if the acquisition had taken place at the beginning of fiscal 2016 for Ixia.

4.	SHARE-BASED COMPENSATION
Keysight accounts for share-based awards in accordance with the provisions of the authoritative accounting guidance, which requires the measurement and recognition of compensation expense for all share-based payment awards made to our employees and directors, including Restricted Stock Units ("RSUs"), employee stock purchases made under our Employee Stock Purchase Plan (“ESPP”), employee stock option awards, and performance share awards granted to selected members of our senior management under the Long-Term Performance (“LTP”) Program, based on estimated fair values.
Description of Keysight’s Share-Based Plans
Incentive compensation plans.  The 2014 Equity and Incentive Compensation Plan (the "2014 Stock Plan") was originally adopted by the Board of Directors ("the Board") on July 16, 2014, subsequently amended and restated by the Board on September 29, 2014 and on January 22, 2015 and became effective as of November 1, 2014 (the “Effective Date”). The Board initially reserved 25 million shares of company common stock that may be issued under the 2014 Stock Plan, plus any shares forfeited or cancelled under the 2014 Stock Plan and subsequently reduced the number to 17 million shares. The Plan was further amended and restated by the Board on November 16, 2017 to increase the maximum aggregate number of shares that may be issued under the Plan to 21.8 million shares. The 2014 Stock Plan provides for the grant of awards in the form of stock options, SARs, restricted stock, RSUs, performance shares and performance units with performance-based conditions on vesting or exercisability, and cash awards. The 2014 Stock Plan has a term of ten years. As of October 31, 2018, approximately 9 million shares were available for future awards under the 2014 Stock Plan.
Stock options granted under the 2014 Stock Plan may be either "incentive stock options," as defined in Section 422 of the Internal Revenue Code, or non-statutory. Options generally vest at a rate of 25 percent per year over a period of four years from the date of grant and generally have a maximum contractual term of ten years. The exercise price for stock options is generally not less than 100 percent of the fair market value of our common stock on the date the stock award is granted.
Effective November 1, 2014, the Compensation Committee of the Board of Directors approved the performance awards, part of the Long-Term Performance (“LTP”) Program administered under the 2014 Stock Plan, for the company's executive officers and other key employees. Participants in this program are entitled to receive unrestricted shares of the company's stock after the end of the contractual period if specified performance targets are met. The maximum contractual period for awards under the performance awards program is three years. These awards can be based on a variety of targets, such as total shareholder return ("TSR") or financial metrics, such as operating margin, cost synergies and others. The final award may vary from zero to 200 percent of the target award based on the actual performance. For TSR-based performance awards, the peer group comparisons are set at the beginning of the performance period. We consider the dilutive impact of this program in our diluted net income per share calculation only to the extent that the performance conditions are met.

Restricted stock units under our share-based plans are granted to directors, executives and employees. The estimated fair value of the restricted stock unit awards granted under the 2014 Stock Plan is determined based on the market price of Keysight common stock on the date of grant. Restricted stock units generally vest, with some exceptions, at a rate of 25 percent per year over a period of four years from the date of grant.
Effective November 1, 2014, the company adopted the Employee Stock Purchase Plan. The ESPP allows eligible employees to contribute up to ten percent of their base compensation to purchase shares of Keysight common stock at 85 percent of the closing market price at the purchase date. Shares authorized for issuance in connection with the ESPP are subject to an automatic annual increase of the lesser of one percent of the outstanding shares of Keysight common stock on November 1 or an amount determined by the Compensation Committee of our Board of Directors. Under the terms of the ESPP, in no event shall the number of shares issued under the ESPP exceed 75 million shares.
Under our ESPP, employees purchased 885,110 shares for $36 million in 2018, 1,085,382 shares for $32 million in 2017 and 1,234,111 shares for $30 million in 2016. As of October 31, 2018, common stock authorized and available for issuance under our ESPP was 21,302,108 shares, which includes shares issued in November 2018 to participants in consideration of the aggregate contribution of $23 million as of October 31, 2018.
Impact of Share-based Compensation Awards
Share-based compensation expense has been recognized using a straight-line amortization method.
The impact of share-based compensation expense on our results was as follows:

	Year Ended October 31,
	2018	2017	2016
	(in millions)
Cost of products and services	$11	$11	$11
Research and development	10	9	8
Selling, general and administrative	38	36	30
Total share-based compensation expense	$59	$56	$49

At October 31, 2018 and 2017 no share-based compensation expense was capitalized within inventory. The income tax benefit (deficiency) realized from exercised stock options and similar awards recognized was $5 million in 2018 recorded as a component of income tax expense, $3 million in 2017 and $(5) million in 2016 recorded as a component of equity.

Valuation Assumptions
The following assumptions were used to estimate the fair value of TSR-based performance awards.

	Year Ended October 31,
	2018	2017	2016
Volatility of Keysight shares	25%	27%	25%
Volatility of index/peer group	14%	15%	14%-54%
Price-wise correlation with selected peers	57%	57%	38%

The TSR-based performance awards were valued using a Monte Carlo simulation model, which requires the use of highly subjective and complex assumptions, including the price volatility of the underlying stock. The estimated fair value of restricted stock awards and the financial metrics-based performance awards is determined based on the market price of Keysight’s common stock on the grant date.
We did not grant stock option awards in 2018, 2017 and 2016. The fair value of share-based awards for employee stock options granted before 2016 was estimated using the Black-Scholes option pricing model.
Share-based Payment Award Activity

Employee Stock Options: The following table summarizes 2018 activity related to stock option awarded to our employees and directors:

	Options Outstanding	Weighted Average Exercise Price
	(in thousands)
Outstanding at October 31, 2017	2,354	$27
Granted	—	$—
Exercised	(1,048)	$26
Forfeited and expired	—	$—
Outstanding at October 31, 2018	1,306	$27
There were no forfeited or expired options in 2018.
The options outstanding and exercisable at October 31, 2018 were as follows:

	Options Outstanding				Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Aggregate Intrinsic Value	Number Exercisable	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Aggregate Intrinsic Value
	(in thousands)	(in years)		(in thousands)	(in thousands)	(in years)		(in thousands)
$0 - 25	415	3.1	$20	$15,505	415	3.1	$20	$15,505
$25.01 - 30	288	5.1	$30	7,836	288	5.1	$30	7,836
$30.01 - 40	603	6.0	$31	15,740	363	6.0	$31	9,476
	1,306	4.9	$27	$39,081	1,066	4.6	$26	$32,817

The aggregate intrinsic value provided above represents the total pre-tax intrinsic value, based on Keysight's closing stock price of $57.08 at October 31, 2018, that would have been received by award holders had all award holders exercised their awards that were in-the-money as of that date. The total number of in-the-money awards exercisable at October 31, 2018 was approximately 1.1 million.
The following table summarizes the aggregate intrinsic value of options exercised in 2018, 2017 and 2016:

	Aggregate Intrinsic Value	Weighted Average Exercise Price
	(in thousands)
Options exercised in fiscal 2016	$5,656	$19
Options exercised in fiscal 2017	$16,385	$20
Options exercised in fiscal 2018	$28,985	$26

As of October 31, 2018, the unrecognized share-based compensation costs for outstanding stock option awards was zero. See Note 5, "Income Taxes," for the tax impact on share-based award exercises.

Non-vested Awards
The following table summarizes non-vested award activity in 2018 primarily for our LTP Program and restricted stock unit awards:

	Shares	Weighted Average Grant Date Fair Value
	(in thousands)
Non-vested at October 31, 2017	3,640	$33
Granted	1,335	$46
Vested	(1,354)	$33
Forfeited	(155)	$38
LTP Program decremental	(107)	$31
Non-vested at October 31, 2018	3,359	$36

As of October 31, 2018, the unrecognized share-based compensation cost for non-vested restricted stock awards was approximately $53 million, which is expected to be amortized over a weighted average period of 2.1 years. The total fair value of restricted stock awards vested was $55 million for 2018, $43 million for 2017 and $33 million for 2016.

5.	INCOME TAXES
The domestic and foreign components of income (loss) before taxes are:

	Year Ended October 31,
	2018	2017	2016
	(in millions)
U.S. operations	$(532)	$(147)	$(30)
Non-U.S. operations	121	326	396
Total income (loss) before taxes	$(411)	$179	$366

The provision (benefit) for income taxes is comprised of:

	Year Ended October 31,
	2018	2017	2016
	(in millions)
U.S. federal taxes:
Current	$131	$21	$(15)
Deferred	46	(56)	(13)
Non-U.S. taxes:
Current	75	101	32
Deferred	(832)	9	28
State taxes, net of federal benefit:
Current	7	2	(1)
Deferred	(3)	—	—
Total provision (benefit) for income taxes	$(576)	$77	$31

Due to the adoption of ASU 2016-09, excess tax benefits and deductions associated with our various share-based award plans are included as components of income tax expense for fiscal year 2018. The income tax provision for fiscal years 2017 and 2016 does not reflect potential future tax savings resulting from excess deductions associated with our various share-based award plans.

The significant components of deferred tax assets and deferred tax liabilities included in the consolidated balance sheet are:

	October 31,
	2018		2017
	Deferred Tax Assets	Deferred Tax Liabilities	Deferred Tax Assets	Deferred Tax Liabilities
	(in millions)
Inventory	$14	$—	$16	$(3)
Intangibles	664	(66)	55	(158)
Property, plant and equipment	14	(23)	16	(20)
Warranty reserves	11	(1)	17	(1)
Pension benefits	47	(67)	90	(58)
Employee benefits, other than retirement	27	(1)	29	(1)
Net operating loss, capital loss, and credit carryforwards	120	—	257	—
Unremitted earnings of foreign subsidiaries	—	(5)	—	(305)
Share-based compensation	14	—	26	—
Deferred revenue	37	(1)	24	(3)
Other	11	(1)	10	(10)
Subtotal	959	(165)	540	(559)
Tax valuation allowance	(79)	—	(63)	—
Total deferred tax assets or deferred tax liabilities	$880	$(165)	$477	$(559)

The increase in 2018 as compared to 2017 for the deferred tax assets primarily relates to the Singapore restructuring completed in 2018 in response to Singapore tax law changes, which resulted in an increase in intangible assets, offset with a decrease in net operating losses and a decrease in future pension liabilities in the U.S. pension. The decrease in 2018 as compared to 2017 for deferred tax liabilities primarily relates to a decrease in U.S. income taxes on the undistributed earnings of foreign subsidiaries due to U.S. tax reform, a decrease in acquired intangibles due to amortization or impairment and a decrease in future pension liabilities in the U.K.
Prior to the December 2017 enactment of comprehensive Federal tax legislation commonly known as the Tax Cuts and Jobs Act (the "Tax Act"), we recorded U.S. income taxes on the undistributed earnings of foreign subsidiaries unless the subsidiaries' earnings were considered indefinitely reinvested outside the U.S. As a result of the Tax Act, U.S. income taxes are no longer due when earnings are distributed from foreign subsidiaries, so the deferred taxes on undistributed earnings of foreign subsidiaries has significantly reduced. As of October 31, 2018, there was a deferred tax liability of $5 million for the tax liability expected to be imposed upon the repatriation of unremitted foreign earnings that are not considered indefinitely reinvested. As of October 31, 2018, the cumulative amount of undistributed earnings considered indefinitely reinvested was $91 million. No deferred tax liability has been recognized on the basis difference created by such earnings since it is our intention to indefinitely reinvest those earnings in the company’s foreign operations. The amount of the unrecognized deferred tax liability on the indefinitely reinvested earnings was $4 million.
Valuation allowances require an assessment of both positive and negative evidence when determining whether it is more likely than not that deferred tax assets are recoverable. Such assessment is required on a jurisdiction by jurisdiction basis.
The $79 million valuation allowance as of October 31, 2018 is mainly related to California research credits, capital losses in the U.K. and net operating losses in the U.K. and Netherlands. The $63 million valuation allowance as of October 31, 2017 was mainly related to capital losses in the U.K., California research credits and net operating losses in the U.K. and Netherlands. The increase in valuation allowance from October 31, 2017 to October 31, 2018 is primarily due to an increase in the valuation allowance on California research credits and U.S. state net operating losses that were acquired in the Ixia acquisition and an increase in the valuation allowance on Netherlands net operating losses. We will maintain a valuation allowance until sufficient positive evidence exists to support reversal.
At October 31, 2018, we had U.S. federal net operating loss carryforwards of approximately $11 million, U.S. capital loss carryforwards of approximately $3 million, and U.S. state net operating loss carryforwards, primarily acquired in the Ixia acquisition, of approximately $98 million. The U.S. federal net operating losses will expire in years beginning 2029 through 2036 if not utilized, and the capital loss carryforwards will expire in years beginning in 2022 if not utilized. The U.S. state net operating loss carryforwards will begin to expire in 2019 if not utilized. At October 31, 2018, we had California research credit carryforwards of approximately$23 million. The California research credits can be carried forward indefinitely. The U.S. federal and state net operating losses and tax credit carryforwards are subject to change of ownership limitations provided by the Internal Revenue

Code and similar state provisions. At October 31, 2018, we also had foreign net operating loss carryforwards of approximately $508 million, $128 million of which will expire in years beginning 2023 through 2027 if not utilized. The remaining $380 million has an indefinite life. At October 31, 2018, we had foreign capital loss carryforwards of approximately $146 million with an indefinite life and $3 million of tax credits in foreign jurisdictions with an indefinite life. Some of the foreign losses are subject to annual loss limitation rules. These annual loss limitations in foreign jurisdictions may result in the expiration or reduced utilization of the net operating losses.
The differences between the U.S. federal statutory income tax rate and our effective tax rate are:

	Year Ended October 31,
	2018	2017	2016
	(in millions)
Profit before tax times statutory rate	$(96)	$63	$128
State income taxes, net of federal benefit	2	1	(1)
U.S. federal statutory tax rate change	10	—	—
Non-U.S. income taxed at different rates	16	(83)	(88)
Singapore tax incentives and amortization	(591)	—	—
U.S. transition tax and repatriation of foreign earnings	210	5	(42)
Foreign earnings not considered indefinitely reinvested	5	3	39
Re-measurement of deferred taxes on foreign earnings not considered indefinitely reinvested	(304)	—	—
Change in unrecognized tax benefits	86	23	1
U.S. research credits	(10)	(7)	(5)
Share-based compensation	(1)	7	5
Goodwill impairment	99	—	—
Malaysia tax assessment	—	68	—
Other, net	(2)	(3)	(6)
Provision (benefit) for income taxes	$(576)	$77	$31
Effective tax rate	140%	43%	8%

We benefit from tax incentives in several jurisdictions, most significantly in Singapore, that have granted us tax incentives that require renewal at various times in the future. The tax incentives provide lower rates of taxation on certain classes of income and require thresholds of investments and employment or specific types of income in those jurisdictions. The Singapore tax incentive is due for renewal in fiscal 2024. The impact of the tax incentives decreased income taxes by $567 million, $49 million and $34 million in 2018, 2017, and 2016, respectively. The benefit of the tax incentives on net income per share (diluted) was approximately $2.97, $0.27 and $0.20 in 2018, 2017 and 2016, respectively. The increase in the benefit from 2017 to 2018 is primarily due to our Singapore restructuring and tax incentive modifications completed in 2018 in response to Singapore tax law changes. Of the $2.97 benefit of the tax incentives on net income per share (diluted) in 2018, $2.75 of the benefit relates to one-time items from the Singapore restructuring. The increase in the benefit from the tax incentive from 2016 to 2017 is primarily due to an increase in pre-tax book income earned in Singapore.
For 2018, the effective tax rate was 140 percent, which is higher than the U.S. statutory rate primarily due to the impact of U.S. tax law changes, the Singapore restructuring and tax incentive modifications completed in 2018 in response to Singapore tax law changes, and the tax impact of goodwill impairment. The impact of the Singapore restructuring includes tax benefits associated with intra-entity asset transfers that were recognized in accordance with ASU 2016-16, Intra-Entity Transfers of Assets Other Than Inventory, which we elected to early adopt effective November 1, 2016.
For 2017, the effective tax rate was 43 percent, which is higher than the U.S. statutory rate primarily due to the payment of a prior year Malaysia tax assessment of $68 million, including tax and penalties, which we are currently in the process of appealing to the Special Commissioners of Income Tax (“SCIT”) in Malaysia.
For 2016, the effective tax rate was 8 percent, which is lower than the U.S. statutory rate primarily due to a higher percentage of earnings in the non-U.S. jurisdictions taxed at lower statutory tax rates. Also, the tax rate was lower than the U.S. statutory rate due to the net tax benefit of $45 million resulting from the repatriation of earnings from Japan, which includes a U.S. tax expense of $27 million offset by $72 million of foreign tax credits recorded in connection with the repatriation.

The breakdown between current and long-term income tax assets and liabilities, excluding deferred tax assets and liabilities, was as follows for the years 2018 and 2017:

	October 31,
	2018	2017
	(in millions)
Current income tax assets (included within other current assets)	$32	$40
Current income tax liabilities (included within income and other taxes payable)	(18)	(7)
Long-term income tax assets (included within other assets)	—	—
Long-term income tax liabilities (included within other long-term liabilities)	(205)	(39)
Total	$(191)	$(6)

The calculation of our tax liabilities involves uncertainties in the application of complex tax law and regulations in a multitude of jurisdictions. Although the guidance on the accounting for uncertainty in income taxes prescribes the use of a recognition and measurement model, the determination of whether an uncertain tax position has met those thresholds will continue to require significant judgment by management. In accordance with the guidance on the accounting for uncertainty in income taxes, for all U.S. and other tax jurisdictions, we recognize potential liabilities for anticipated tax audit issues based on our estimate of whether, and the extent to which, additional taxes and interest will be due. The ultimate resolution of tax uncertainties may differ from what is currently estimated, which could result in a material impact on income tax expense. If our estimate of income tax liabilities proves to be less than the ultimate assessment, a further charge to expense would be required. If events occur and the payment of these amounts ultimately proves to be unnecessary, the reversal of the liabilities would result in tax benefits being recognized in the period when we determine the liabilities are no longer necessary.
The aggregate changes in the balances of our unrecognized tax benefits including all federal, state and foreign tax jurisdictions are as follows:

	2018	2017	2016
	(in millions)
Balance, beginning of year	$146	$51	$50
Additions due to acquisition	—	22	—
Additions for tax positions related to the current year	93	31	5
Additions for tax positions from prior years	2	52	1
Reductions for tax positions from prior years	(1)	(9)	(4)
Settlements with taxing authorities	(12)	—	—
Statute of limitations expirations	(1)	(1)	(1)
Balance, end of year	$227	$146	$51

As of October 31, 2018, we had $249 million of unrecognized tax benefits, including interest and penalties that, if recognized, would affect our effective tax rate. However, approximately $1 million of the unrecognized tax benefits were related to state income tax positions that, if recognized, would be in the form of a deferred tax asset that would likely not affect our effective tax rate due to a valuation allowance.
We recognized tax expense of $2 million, $18 million, and $1 million of interest and penalties related to unrecognized tax benefits in 2018, 2017 and 2016, respectively. Cumulatively, interest and penalties accrued as of the end of October 31, 2018, 2017 and 2016 were $22 million, $20 million and $2 million, respectively. The increase in interest and penalties from October 31, 2016 to October 31, 2017 is primarily due to $18 million of penalties paid for the Malaysia tax assessment relating to the 2008 tax year.
The open tax years for the IRS and most states are from November 1, 2014 through the current tax year. For the majority of our foreign entities, the open tax years are from August 1, 2014 through the current tax year. For certain foreign entities, the tax years remain open, at most, back to the year 2007. Given the number of years and numerous matters that remain subject to examination in various tax jurisdictions, we are unable to estimate the range of possible changes to the balance of our unrecognized tax benefits.
The company is being audited in Malaysia for the 2008 tax year. Although this tax year pre-dates our spin-off from Agilent, pursuant to the agreement between Agilent and Keysight pertaining to tax matters, as finalized at the time of separation, for certain entities including Malaysia, any historical tax liability is the responsibility of Keysight. In the fourth quarter of fiscal 2017, Keysight paid income taxes and penalties of $68 million on gains related to intellectual property rights, although we are currently in the process of appealing to the Special Commissioners of Income Tax (“SCIT”) in Malaysia. The company believes there are numerous defenses to the current assessment; the statute of limitations for the 2008 tax year in Malaysia is closed and the income in question is exempt from tax in Malaysia. The company is disputing this assessment and pursuing all avenues to resolve this issue favorably for the company.

6.	NET INCOME PER SHARE
The following is a reconciliation of the numerator and denominator of the basic and diluted net income per share computations.

	Year Ended October 31,
	2018	2017	2016
	(in millions)
Numerator:
Net income	$165	$102	$335
Denominator:
Basic weighted-average shares	187	180	170
Potential common shares— stock options and other employee stock plans	4	2	2
Diluted weighted-average shares	191	182	172

The dilutive effect of share-based awards is reflected in diluted net income per share by application of the treasury stock method, which includes consideration of unamortized share-based compensation expense and the dilutive effect of in-the-money options and non-vested restricted stock units. Under the treasury stock method, the amount the employee must pay for exercising stock options and unamortized share-based compensation expense are collectively assumed to be used to repurchase hypothetical shares. The increase in diluted weighted average shares for the years ended October 31, 2018 and October 31, 2017 includes 5 million and 8 million shares, respectively, attributed to the weighted impact of 13 million shares of common stock issued in March 2017.
We exclude stock options with exercise prices greater than the average market price of our common stock from the calculation of diluted earnings per share because their effect would be anti-dilutive. For the year ended 2018, 2017 and 2016, we excluded zero shares, zero shares and 1.7 million shares, respectively, from the calculation of diluted earnings per share. In addition, we also exclude from the calculation of diluted earnings per share, stock options, ESPP, LTP Program and restricted stock awards, whose combined exercise price, unamortized fair value and excess tax benefits collectively were greater than the average market price of our common stock because their effect would also be anti-dilutive. For the years ended October 31, 2018, 2017 and 2016, we excluded 2,803 shares, 7,760 shares and 26,200 shares, respectively, from the calculation of diluted earnings per share.

7.	SUPPLEMENTAL CASH FLOW INFORMATION
Net cash paid for income taxes was $27 million in 2018, $121 million in 2017 and $23 million in 2016. The 2017 payments include $68 million paid to the Malaysia tax authority associated with a tax assessment on gains related to intellectual property transfers that we are currently in the process of appealing to the Special Commissioners of Income Tax in Malaysia.
Cash paid for interest was $79 million in 2018, $64 million in 2017 and $44 million in 2016. In 2017, we also paid fees of $9 million in connection with a bridge loan facility that were amortized to interest expense and classified as a financing activity in our consolidated statement of cash flows.
The following table summarizes our non-cash investing activities that are not reflected in the consolidated statement of cash flows:

	Year Ended October 31,
	2018	2017	2016
	(in millions)
Non-cash investing activities:
Increase (decrease) in unpaid capital expenditures	$10	$(4)	$(11)
Increase in capital lease liabilities	—	4	1
	$10	$—	$(10)

8.	INVENTORY

	October 31,
	2018	2017
	(in millions)
Finished goods	$283	$286
Purchased parts and fabricated assemblies	336	302
Total inventory	$619	$588

Inventory-related excess and obsolescence charges recorded in total cost of products were $25 million in 2018, $16 million in 2017 and $17 million in 2016. In 2018, excess and obsolete inventory-related charges includes $7 million due to divestiture-related activity. We record excess and obsolete inventory charges for inventory at our sites as well as inventory at our contract manufacturers and suppliers, where we have non-cancellable purchase commitments.

9.	PROPERTY, PLANT AND EQUIPMENT, NET

	October 31,
	2018	2017
	(in millions)
Land	$63	$63
Buildings and leasehold improvements	695	678
Machinery and equipment	1,074	1,008
Total property, plant and equipment	1,832	1,749
Accumulated depreciation and amortization	(1,277)	(1,219)
Property, plant and equipment, net	$555	$530

Asset impairments were zero in 2018, 2017 and 2016. Depreciation expense was $103 million in 2018, $92 million in 2017 and $85 million in 2016. Buildings and leasehold improvements include assets held under capital lease of $4 million and $4 million at October 31, 2018 and 2017, respectively.
In 2014 we entered into a binding contract to sell land in the United Kingdom that resulted in the transfers of three separate land tracts from 2014 through 2017 totaling approximately $34 million. In 2017 and 2016, we recognized gains of $8 million and $10 million, respectively, on the sale of the land tracts in other operating expense (income).

10.	GOODWILL AND OTHER INTANGIBLE ASSETS
The goodwill balances as of October 31, 2018, 2017 and 2016 and the movements in 2018 and 2017 for each of our reportable segments were as follows:

	Communications Solutions Group	Electronic Industrial Solutions Group	Ixia Solutions Group	Total
	(in millions)
Goodwill at October 31, 2016	$498	$238	$—	$736
Foreign currency translation impact	(14)	1	—	(13)
Goodwill arising from acquisitions	13	29	1,117	1,159
Goodwill at October 31, 2017	497	268	1,117	1,882
Foreign currency translation impact	(2)	(2)	(1)	(5)
Goodwill arising from acquisitions	4	2	—	6
Impairment losses	—	—	(709)	(709)
Divestitures	(2)	(1)	—	(3)
Balance at October 31, 2018	$497	$267	$407	$1,171

Goodwill	$497	$267	$1,116	$1,880
Accumulated impairment losses	—	—	(709)	(709)
Balance at October 31, 2018	$497	$267	$407	$1,171

Other intangible assets as of October 31, 2018 and 2017 consisted of the following:

	Other Intangible Assets as of October 31, 2018			Other Intangible Assets as of October 31, 2017
	Gross Carrying Amount	Accumulated Amortization and Impairments	Net Book Value	Gross Carrying Amount	Accumulated Amortization and Impairments	Net Book Value
	(in millions)
Developed technology	$835	$415	$420	$808	$252	$556
Backlog	13	13	—	13	12	1
Trademark/Tradename	33	14	19	33	8	25
Customer relationships	304	100	204	304	61	243
Non-compete agreements	1	—	1	1	—	1
Total amortizable intangible assets	1,186	542	644	1,159	333	826
In-Process R&D	1	—	1	29	—	29
Total	$1,187	$542	$645	$1,188	$333	$855

In 2018, we recorded additions to goodwill of $6 million due to an acquisition and a $3 million reduction due to divestiture-related activity. There was $1 million foreign exchange translation impact to other intangible assets in 2018. In 2018, we transferred $23 million from in-process R&D to developed technology as projects were successfully completed and recorded an impairment charge of $5 million related to the cancellation of an in-process R&D project.
In 2017, we recorded additions to goodwill and other intangible assets of $1,159 million and $785 million, respectively, due to the acquisition of Ixia and other acquisitions. There was no foreign exchange translation impact to other intangible assets in 2017. In 2017, we transferred $43 million from in-process R&D to developed technology as projects were successfully completed and recorded an impairment charge of $7 million related to the cancellation of an in-process R&D project.
Amortization of other intangible assets was $204 million in 2018, $131 million in 2017, and $43 million in 2016. Future amortization expense related to existing finite-lived purchased intangible assets is estimated to be $203 million in 2019, $196 million in 2020, $128 million in 2021, $52 million in 2022, $44 million in 2023, and $21 million thereafter.
We test goodwill for impairment annually in the fourth quarter of each year, after the annual update to our long-term financial forecasts during our strategic planning cycle, using data as of September 30 of that year. The impairment test compares the fair value of a reporting unit with its carrying amount, with an impairment charge recorded for the amount by which the carrying amount exceeds the reporting unit’s fair value. We determine fair values for each of the reporting units using the market approach, when available and appropriate, or the income approach, or a combination of both. If multiple valuation methodologies are used, the results are weighted appropriately.
Valuations using the market approach are derived from metrics of publicly traded comparable companies. The selections of comparable businesses are based on the markets in which our reporting units operate, giving consideration to risk profiles, size, geography, and diversity of products and services.
Under the income approach, fair value is determined based on the present value of estimated future cash flows, discounted at an appropriate risk-adjusted rate. We use our internal forecasts to estimate future cash flows and include an estimate of long-term future growth rates based on our most recent views of the long-term outlook for each business.

During the fourth quarter of 2018, we performed our annual impairment test of goodwill for all our reporting units using a qualitative approach, except for our Ixia Solutions Group ("ISG") reporting unit, for which the test was performed using a quantitative approach since their revenue and earnings have not been consistent with originally projected results, thus requiring a reduction of our long-term financial forecasts included in our revised strategic plan. The income and market approaches were used to determine the fair value of the ISG reporting unit. With respect to the income approach, the discounted cash flow method was used, which included an eight year future cash flow projection and an estimated terminal value. The market approach used revenue and EBITDA multiples to develop an estimate of fair value. A weighting of 60 percent and 40 percent was applied to the income and market approaches, respectively, to determine the fair value of the ISG reporting unit. The income approach was applied a larger weighting based on the underlying detailed financial projections prepared during the strategic planning cycle which reflect the financial and operational facts and circumstances specific to ISG as of the valuation date. Based on the results of our testing, the fair value of our ISG reporting unit did not exceed the carrying value. The primary factors contributing to a reduction in fair value of ISG were weaker-than-expected market growth rates since acquisition and significant integration efforts in the current year resulting in lower revenue and profitability trends included in our long-term financial forecasts. As a result, we recorded an impairment loss of $709 million for ISG.
As of October 31, 2018, we believe that no other goodwill impairment exists based on the qualitative approach, apart from the impairment charge discussed above, and that the remaining goodwill is recoverable for all of our reporting units; however, there can be no assurance that additional goodwill will not be impaired in future periods. Estimating the fair value of reporting units requires the use of estimates and significant judgments that are based on a number of factors including actual operating results. It is reasonably possible that the judgments and estimates described above could change in future periods.
We review long-lived assets for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable or that the useful lives of these assets are no longer appropriate. As a result of our revised strategic plan, we performed an impairment test of ISG's intangible assets and concluded that no impairment charge was required.

11.	INVESTMENTS
Net book value of investments as of October 31, 2018 and 2017 were as follows:

	October 31,
	2018	2017
	(in millions)
Long-Term
Cost method investments	$16	$16
Trading securities	13	13
Available-for-sale investments	17	34
Total	$46	$63

Cost method investments consist of non-marketable equity securities and are accounted for at historical cost. Trading securities are reported at fair value, with gains or losses resulting from changes in fair value recognized currently in earnings. Investments designated as available-for-sale consists of equity securities and are reported at fair value, with unrealized gains and losses, net of tax, included in accumulated other comprehensive income (loss).
Investments in available-for-sale securities at estimated fair value were as follows:

	October 31, 2018				October 31, 2017
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(in millions)
Long-Term
Equity securities	$15	$2	$—	$17	$15	$19	$—	$34

All of our investments, excluding trading securities, are subject to periodic impairment review. The impairment analysis requires significant judgment to identify events or circumstances that would likely have a significant adverse effect on the future value of the investment. We consider various factors in determining whether an impairment is other-than-temporary, including the severity and duration of the impairment, forecasted recovery, the financial condition and near-term prospects of the investee, and our ability and intent to hold the investment for a period of time sufficient to allow for any anticipated recovery in market value. There was no impairment recognized in the years ended 2018 and 2017. In 2016, cost method investments with a carrying amount of $2 million were written down to their fair value of zero, resulting in an impairment charge of $2 million, which is included in other income (expense).
Realized gains or losses on the sale of available-for-sale or cost method securities were zero in 2018, 2017 and 2016. Net unrealized gains on our trading securities portfolio was zero in 2018, $2 million in 2017 and zero in 2016.

12.	FAIR VALUE MEASUREMENTS
The authoritative guidance defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, we consider the principal or most advantageous market and assumptions that market participants would use when pricing the asset or liability.
Fair Value Hierarchy
The guidance establishes a fair value hierarchy that prioritizes inputs used in valuation techniques into three levels. A financial instrument's categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. There are three levels of inputs that may be used to measure fair value:
Level 1 — applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.
Level 2 — applies to assets or liabilities for which there are inputs other than quoted prices included within Level 1 that are observable, either directly or indirectly, for the asset or liability such as: quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in less active markets; or other inputs that can be derived principally from, or corroborated by, observable market data.
Level 3 — applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

Financial Assets and Liabilities Measured at Fair Value on a Recurring Basis
Financial assets and liabilities measured at fair value on a recurring basis as of October 31, 2018 and 2017 were as follows:

	Fair Value Measurements as of October 31, 2018				Fair Value Measurements as of October 31, 2017
	Total	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3
	(in millions)
Assets:
Short-term
Cash equivalents
Money market funds	$484	$484	$—	$—	$403	$403	$—	$—
Derivative instruments (foreign exchange contracts)	6	—	6	—	6	—	6	—
Long-term
Trading securities	13	13	—	—	13	13	—	—
Available-for-sale investments	17	17	—	—	34	34	—	—
Total assets measured at fair value	$520	$514	$6	$—	$456	$450	$6	$—
Liabilities:
Short-term
Derivative instruments (foreign exchange contracts)	$6	$—	$6	$—	$1	$—	$1	$—
Long-term
Deferred compensation liability	13	—	13	—	13	—	13	—
Total liabilities measured at fair value	$19	$—	$19	$—	$14	$—	$14	$—
Our money market funds, trading securities, and available-for-sale investments are generally valued using quoted market prices and therefore are classified within Level 1 of the fair value hierarchy. Our deferred compensation liability is classified as Level 2 because the inputs used in the calculations are observable, although the values are not directly based on quoted market prices. Our derivative financial instruments are classified within Level 2, as there is not an active market for each hedge contract, but the inputs used to calculate the value of the instruments are tied to active markets.
Trading securities (which are earmarked to pay the deferred compensation liability) and deferred compensation liability are reported at fair value, with gains or losses resulting from changes in fair value recognized currently in earnings. Investments designated as available-for-sale and certain derivative instruments are reported at fair value, with unrealized gains and losses, net of tax, included in accumulated other comprehensive income (loss). Realized gains and losses from the sale of these instruments are recorded in earnings.
Financial Assets and Liabilities Measured at Fair Value on a Non-Recurring Basis
Assets measured at fair value on a non-recurring basis consisted of goodwill and intangible assets for our Ixia Solutions Group reporting unit. Refer to Note 10, "Goodwill and Other Intangible Assets" for more information.
Goodwill
Fair value assessments of the reporting unit and the reporting unit's net assets, which are performed for goodwill impairments tests, are considered Level 3 measurements due to the significance of unobservable inputs developed using company-specific information. We considered a market approach as well as an income approach using the discounted cash flow model to determine the fair value of the reporting unit.
Intangible Assets
We utilized an income approach for estimating the fair value of intangible assets. The future cash flows used in the analysis are based on internal cash flow projections based on our long-range plans and include significant assumptions by management. Accordingly, the fair value assessment of the long-lived asses is considered a Level 3 fair value measurement.

13.	DERIVATIVES
We are exposed to foreign currency exchange rate fluctuations and interest rate changes in the normal course of our business. As part of risk management strategy, we use derivative instruments, primarily forward contracts and purchased options to hedge economic and/or accounting exposures resulting from changes in foreign currency exchange rates.
Cash Flow Hedges
We enter into foreign exchange contracts to hedge our forecasted operational cash flow exposures resulting from changes in foreign currency exchange rates. These foreign exchange contracts, carried at fair value, have maturities between one and twelve months. These derivative instruments are designated and qualify as cash flow hedges under the criteria prescribed in the authoritative guidance. The changes in the value of the effective portion of the derivative instrument are recognized in accumulated other comprehensive income. Amounts associated with cash flow hedges are reclassified to cost of sales in the consolidated statement of operations when the forecasted transaction occurs. If it becomes probable that the forecasted transaction will not occur, the hedge relationship will be de-designated and amounts accumulated in other comprehensive income will be reclassified to other income (expense) in the current period. Changes in the fair value of the ineffective portion of derivative instruments are recognized in earnings in the consolidated statement of operations in the current period. We record the premium paid (time value) of an option on the date of purchase as an asset. For options designated as cash flow hedges, changes in the time value are excluded from the assessment of hedge effectiveness and are recognized in other income (expense) over the life of the option contract. The ineffectiveness for the years ended October 31, 2018, 2017 and 2016 was not significant.
Other Hedges
Additionally, we enter into foreign exchange contracts to hedge monetary assets and liabilities that are denominated in currencies other than the functional currency of our subsidiaries. These foreign exchange contracts are carried at fair value and do not qualify for hedge accounting treatment and are not designated as hedging instruments. Changes in value of the derivative are recognized in other income (expense) in the consolidated statement of operations, in the current period, along with the offsetting foreign currency gain or loss on the underlying assets or liabilities.
Our use of derivative instruments exposes us to credit risk to the extent that the counterparties may be unable to meet the terms of the agreement. We do, however, seek to mitigate such risks by limiting our counterparties to major financial institutions which are selected based on their credit ratings and other factors. We have established policies and procedures for mitigating credit risk that include establishing counterparty credit limits, monitoring credit exposures, and continually assessing the creditworthiness of counterparties.
A number of our derivative agreements contain threshold limits to the net liability position with counterparties and are dependent on our corporate credit rating determined by the major credit rating agencies. The counterparties to the derivative instruments may request collateralization, in accordance with derivative agreements, on derivative instruments in net liability positions.
The aggregate fair value of all derivative instruments with credit-risk-related contingent features that were in a net liability position as of October 31, 2018 was $4 million. The credit-risk-related contingent features underlying these agreements had not been triggered as of October 31, 2018.

There were 159 foreign exchange forward contracts open as of October 31, 2018 and designated as cash flow hedges. There were 63 foreign exchange forward contracts and zero foreign exchange option contract open as of October 31, 2018 not designated as hedging instruments. The aggregated notional amounts by currency and designation as of October 31, 2018 were as follows:

	Derivatives in Cash Flow Hedging Relationships	Derivatives Not Designated as Hedging Instruments
	Forward Contracts	Forward Contracts
Currency	Buy/(Sell)	Buy/(Sell)
	(in millions)
Euro	$14	$95
British Pound	—	(28)
Singapore Dollar	15	1
Malaysian Ringgit	79	1
Japanese Yen	(86)	(1)
Other currencies	3	6
	$25	$74

Derivative instruments are subject to master netting arrangements and are disclosed gross in the consolidated balance sheet. The gross fair values and balance sheet presentation of derivative instruments held as of October 31, 2018 and 2017 were as follows:

Fair Values of Derivative Instruments
Asset Derivatives			Liability Derivatives
	Fair Value			Fair Value
Balance Sheet Location	October 31, 2018	October 31, 2017	Balance Sheet Location	October 31, 2018	October 31, 2017
(in millions)
Derivatives designated as hedging instruments:
Cash flow hedges
Foreign exchange contracts
Other current assets	$5	$5	Other accrued liabilities	$4	$—

Derivatives not designated as hedging instruments:
Foreign exchange contracts
Other current assets	1	1	Other accrued liabilities	2	1
Total derivatives	$6	$6		$6	$1

The effect of derivative instruments for foreign exchange contracts designated as hedging instruments and not designated as hedging instruments in our consolidated statement of operations was as follows:

	2018	2017	2016
	(in millions)
Derivatives designated as hedging instruments:
Cash flow hedges
Foreign exchange contracts:
Gain (loss) recognized in accumulated other comprehensive income	$—	$6	$(7)
Gain (loss) reclassified from accumulated other comprehensive income into cost of products	$4	$(1)	$(12)
Derivatives not designated as hedging instruments:
Gain (loss) recognized in other income (expense), net	$4	$6	$(10)

The estimated amount of net gain at October 31, 2018 expected to be reclassified from accumulated other comprehensive income to cost of products within the next twelve months is zero.

14.	RETIREMENT PLANS AND POST-RETIREMENT BENEFIT PLANS
General. The majority of our employees are covered under various defined benefit and/or defined contribution retirement plans. Additionally, we sponsor post-retirement health care benefits for our eligible U.S. employees. We provide U.S. employees, who meet eligibility criteria under the Keysight Technologies, Inc. Retirement Plan ("RP"), defined benefits which are based on an employee's base or target pay during the years of employment and on length of service. For eligible employees' service through October 31, 1993, the benefit payable under the RP is reduced by any amounts due to the eligible employees' service under our defined contribution Deferred Profit-Sharing Plan ("DPSP"), which was closed to new participants as of November 1993.
In addition, in the U.S. we maintain the Supplemental Benefits Retirement Plan ("SBRP"), a supplemental unfunded non-qualified defined benefit plan to provide benefits that would be provided under the RP but for limitations imposed by the Internal Revenue Code. The RP and the SBRP comprise the "U.S. Plans."
As of October 31, 2018, the fair value of plan assets of the DPSP for U.S. employees was $268 million. The obligation for the DPSP eligible employees equals the fair value of the DPSP assets due to the benefit payable under the RP being the greater of the RP and DPSP.
Eligible employees outside the U.S. generally receive retirement benefits under various retirement plans ("Non-U.S. Plans") based on factors such as years of service and/or employee compensation levels. Eligibility is generally determined in accordance with local statutory requirements.
401(k) defined contribution plan.  Eligible U.S. employees may participate in the Keysight Technologies, Inc. 401(k) Plan (the "401(k) Plan"). Enrollment in the 401(k) Plan is automatic for employees who meet eligibility requirements unless they decline participation. Under the 401(k) Plan, we provide matching contributions to employees up to a maximum of 4 percent of an employee's annual eligible compensation. The maximum contribution to the 401(k) Plan is 50 percent of an employee's annual eligible compensation, subject to regulatory limitations. Employees hired on or after August 1, 2015 are not eligible to participate in the RP or the U.S. Post-Retirement Benefit Plan. We provide matching contributions to these employees under the 401(k) Plan up to a maximum of 6 percent of the employee's annual eligible compensation. The 401(k) Plan employer expense included in income from operations was $23 million in 2018, $16 million in 2017 and $14 million in 2016.
Post-retirement medical benefit plans.  In addition to receiving retirement benefits, U.S. employees who meet eligibility requirements as of their termination date may participate in the Keysight Technologies, Inc. Health Plan for Retirees ("U.S. Post-Retirement Benefit Plan"). Eligible retirees who were less than age 50 as of January 1, 2005 and who retire after age 55 with 15 or more years of service (age 54 with 14 or more years of service for workforce managed terminations) are eligible for a fixed amount that can be utilized to pay for premiums under a Keysight sponsored pre-Medicare medical plan, non-Keysight sponsored medical, dental and vision plans purchased in the individual insurance market, as well as Medicare Part A, Medicare Part B, prescription drug premiums, and eligible premiums paid for coverage under another employer's retiree medical, retiree vision and retiree dental plan provided such premiums were not paid on a pre-tax basis. Eligible retirees who were at least age 50 as of January 1, 2005 and who retire after age 55 with 15 or more years of service (age 54 with 14 or more years of service for workforce managed terminations) currently choose from managed-care or indemnity options, with the company subsidization level or stipend dependent on a number of factors, including eligibility and length of service. Grandfathered retirees receive a fixed monthly subsidy toward pre-65 premium costs (subsidy capped at 2011 levels) and a fixed monthly stipend post-65. The subsidy amounts will not increase.
Components of net periodic benefit cost.  The company uses alternate methods of amortization, as allowed by the authoritative guidance, which amortizes the actuarial gains and losses on a consistent basis for the years presented. For the U.S. Plans, gains and losses are amortized over the average future working lifetime. For most Non-U.S. Plans and the U.S. Post-Retirement Benefit Plan, gains and losses are amortized using a separate layer for each year's gains and losses.
On October 26, 2018, the High Court of Justice in the United Kingdom (the "High Court") ruled that Lloyds Bank plc was required to equalize benefits payable to men and women under its U.K. defined benefit pension plans by amending those plans to increase the pension benefits payable to participants that accrued such benefits during the period from 1990 to 1997. The inequalities arose from statutory differences in the retirement ages and rates of accrual of benefits for men and women related to Guaranteed Minimum Pension ("GMP") benefits that are included in U.K. defined benefit pension plans. We are evaluating the applicability of the High Court's ruling to our U.K. defined benefit pension plans. As of October 31, 2018, no amounts have been recorded as specifics related to these calculations have been deferred to future hearings. Our estimate of the potential impact is less than 1 percent of the projected benefit obligation and is not material to our financial statements.
On December 15, 2016, we transferred a portion of the assets and obligations of our Japanese Employees’ Pension Fund ("EPF") to the Japanese government. The remaining portion of the EPF was transferred to a new Keysight Japan corporate defined benefit pension plan. The difference between the obligations settled with the government of $142 million and the assets transferred to the government of $51 million resulted in an increase in the funded status of the new defined benefit pension plan of $91 million. The settlement resulted in a gain of $68 million which is included in other income (expense), net, in the consolidated statement of operations. Previously accrued salary progression of $4 million was derecognized at the time of settlement.
For the years ended October 31, 2018, 2017 and 2016, components of net periodic benefit cost (benefit) and other amounts recognized in other comprehensive income were comprised of:

	Defined Benefit Plans						U.S. Post-Retirement Benefit Plan
	U.S. Plans			Non-U.S. Plans
	2018	2017	2016	2018	2017	2016	2018	2017	2016
	(in millions)
Net periodic benefit cost (benefit)
Service cost — benefits earned during the period	$24	$22	$21	$14	$18	$19	$1	$1	$1
Interest cost on benefit obligation	25	21	22	23	23	32	7	7	9
Expected return on plan assets	(37)	(33)	(37)	(85)	(74)	(74)	(13)	(11)	(14)
Amortization:
Net actuarial loss	12	15	9	25	33	27	16	21	20
Prior service credit	(7)	(8)	(7)	(1)	(1)	(1)	(14)	(15)	(17)
Net periodic benefit cost (benefit)	17	17	8	(24)	(1)	3	(3)	3	(1)
Curtailments and settlements	—	—	—	1	(69)	—	—	—	—
Net periodic benefit cost (benefit)	$17	$17	$8	$(23)	$(70)	$3	$(3)	$3	$(1)
Other changes in plan assets and benefit obligations recognized in other comprehensive (income) loss
Net actuarial loss (gain)	$(11)	$4	$60	$41	$(145)	$188	$(1)	$(16)	$5
Amortization:
Net actuarial loss	(12)	(15)	(9)	(25)	(33)	(27)	(16)	(21)	(20)
Prior service credit	7	8	7	1	1	1	14	15	17
Settlement	—	—	—	(1)	(24)	—	—	—	—
Curtailment	—	—	—	—	1	—	—	—	—
Foreign currency	—	—	—	(5)	1	(5)	—	—	—
Total recognized in other comprehensive (income) loss	$(16)	$(3)	$58	$11	$(199)	$157	$(3)	$(22)	$2
Total recognized in net periodic benefit cost (benefit) and other comprehensive (income) loss	$1	$14	$66	$(12)	$(269)	$160	$(6)	$(19)	$1

Funded status.  As of October 31, 2018 and 2017, the funded status of the defined benefit and post-retirement benefit plans was as follows:

	U.S. Defined Benefit Plans		Non-U.S. Defined Benefit Plans		U.S. Post-Retirement Benefit Plan
	2018	2017	2018	2017	2018	2017
	(in millions)
Change in fair value of plan assets:
Fair value — beginning of year	$515	$464	$1,440	$1,317	$182	$171
Actual return on plan assets	6	72	2	136	3	26
Employer contributions	85	—	33	34	—	—
Settlements	—	—	(6)	(51)	—	—
Benefits paid	(31)	(21)	(42)	(42)	(13)	(15)
Currency impact	—	—	(35)	46	—	—
Fair value — end of year	$575	$515	$1,392	$1,440	$172	$182
Change in benefit obligation:
Benefit obligation — beginning of year	$675	$610	$1,338	$1,508	$207	$214
Service cost	24	22	14	18	1	1
Interest cost	25	21	23	23	7	7
Settlements	—	—	(6)	(142)	—	—
Curtailments	—	—	—	(12)	—	—
Actuarial loss (gain)	(43)	43	(43)	(69)	(12)
Benefits paid	(31)	(21)	(42)	(42)	(13)	(15)
Currency impact	—	—	(35)	54	—	—
Benefit obligation — end of year	$650	$675	$1,249	$1,338	$190	$207
Overfunded (Underfunded) status of PBO	$(75)	$(160)	$143	$102	$(18)	$(25)
Amounts recognized in the consolidated balance sheet consist of:
Other assets	$—	$—	$257	$211	$—	$—
Employee compensation and benefits	(1)	(1)	—	—	—	—
Retirement and post-retirement benefits	(74)	(159)	(114)	(109)	(18)	(25)
Net asset (liability)(a)	$(75)	$(160)	$143	$102	$(18)	$(25)
Amounts recognized in accumulated other comprehensive income (loss):
Actuarial losses	$112	$135	$396	$385	$28	$45
Prior service credits	(4)	(11)	(1)	(1)	(28)	(42)
Total	$108	$124	$395	$384	$—	$3

(a) Certain of our immaterial defined benefit plans are not included in these disclosures.
The amounts in accumulated other comprehensive income expected to be amortized into net periodic benefit cost (benefit) during 2019 are as follows:

	U.S. Defined Benefit Plans	Non-U.S. Defined Benefit Plans	U.S. Post-Retirement Benefit Plan
	(in millions)
Amortization of net prior service credit	$(4)	$(1)	$(14)
Amortization of actuarial net loss	$10	$28	$9

Investment policies and strategies as of October 31, 2018.  In the U.S., our RP and U.S. Post-Retirement Benefit Plan target asset allocations are approximately 70 percent to equities and approximately 30 percent to fixed income investments. Our DPSP target asset allocation is approximately 60 percent to equities and approximately 40 percent to fixed income investments. The general investment objective for all our plan assets is to obtain the optimum rate of investment return on the total investment portfolio consistent with the assumption of a reasonable level of risk. Specific investment objectives for the plans' portfolios are to: maintain and enhance the purchasing power of the plans' assets; achieve investment returns consistent with the level of risk being taken; and earn performance rates of return in accordance with the benchmarks adopted for each asset class. Outside of the U.S., our target asset allocation is from 20 to 60 percent to equities, from 40 to 80 percent to fixed income investments, from zero to 20 percent to real estate investments and from zero to 14 percent to cash, depending on the plan. All plans' assets are broadly diversified. Due to fluctuations in capital markets, our actual allocations of plan assets as of October 31, 2018, differ from the target allocation. Our policy is to periodically bring the actual allocation in line with the target allocation.
Equity securities include exchange-traded common stock and preferred stock of companies from broadly diversified industries. Fixed income securities include a portfolio of corporate bonds of companies from diversified industries, government securities, mortgage-backed securities, asset-backed securities, derivative instruments and other. Portions of the cash and cash equivalent, equity, and fixed income investments are held in commingled funds.
Fair Value.  The measurement of the fair value of pension and post-retirement plan assets uses the valuation methodologies and the inputs as described in Note 12, "Fair Value Measurements."
Cash and Cash Equivalents - Cash and cash equivalents consist of short-term investment funds. The funds also invest in short-term domestic fixed income securities and other securities with debt-like characteristics, emphasizing short-term maturities and quality. Cash and cash equivalents are classified as Level 1 investments except when the cash and cash equivalents are held in commingled funds, which have a daily net asset value ("NAV") derived from quoted prices for the underlying securities in active markets; these are classified as assets measured at NAV.
Equity - Some equity securities consisting of common and preferred stock are held in commingled funds, which have daily NAVs derived from quoted prices for the underlying securities in active markets; these are classified as assets measure at NAV. Commingled funds which have quoted prices in active markets are classified as Level 1 investments.
Fixed Income - Some of the fixed income securities are held in commingled funds, which have daily NAVs derived from the underlying securities; these are classified as assets measured at NAV. Commingled funds which have quoted prices in active markets are classified as Level 1 investments.
Other Investments - Other investments include property-based pooled vehicles which invest in real estate. Market NAVs are regularly published in the financial press or on corporate websites; therefore, these investments are classified as Level 3 investments or assets measured at NAV.
The following tables present the fair value of U.S. Defined Benefit Plans assets classified under the appropriate level of the fair value hierarchy as of October 31, 2018 and 2017:

		Fair Value Measurement as of October 31, 2018 Using
	October 31, 2018	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Assets Measured at NAV
	(in millions)
Cash and cash equivalents	$4	$—	$4	$—	$—
Equity	392	120	1	—	271
Fixed income	179	14	94	—	71
Other investments	—	—	—	—	—
Total assets measured at fair value	$575	$134	$99	$—	$342

		Fair Value Measurement as of October 31, 2017 Using
	October 31, 2017	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Assets Measured at NAV
	(in millions)
Cash and cash equivalents	$5	$—	$5	$—	$—
Equity	371	114	1	—	256
Fixed income	139	16	75	—	48
Other investments	—	—	—	—	—
Total assets measured at fair value	$515	$130	$81	$—	$304

For U.S. Defined Benefit Plans, there was no activity relating to assets measured at fair value using significant unobservable inputs (Level 3) during 2018 and 2017.
The following tables present the fair value of U.S. Post-Retirement Benefit Plan assets classified under the appropriate level of the fair value hierarchy as of October 31, 2018 and 2017:

		Fair Value Measurement as of October 31, 2018 Using
	October 31, 2018	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Assets Measured at NAV
	(in millions)
Cash and cash equivalents	$1	$—	$1	$—	$—
Equity	120	37	—	—	83
Fixed income	51	4	27	—	20
Other investments	—	—	—	—	—
Total assets measured at fair value	$172	$41	$28	$—	$103

		Fair Value Measurement as of October 31, 2017 Using
	October 31, 2017	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Assets Measured at NAV
	(in millions)
Cash and cash equivalents	$3	$1	$2	$—	$—
Equity	132	41	—	—	91
Fixed income	47	5	25	—	17
Other investments	—	—	—	—	—
Total assets measured at fair value	$182	$47	$27	$—	$108
For U.S. Post-Retirement Benefit Plan, there was no activity relating to assets measured at fair value using significant unobservable inputs (Level 3) during 2018 and 2017.
The following tables present the fair value of Non-U.S. Defined Benefit Plans assets classified under the appropriate level of the fair value hierarchy as of October 31, 2018 and 2017:

		Fair Value Measurement as of October 31, 2018 Using
	October 31, 2018	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Assets Measured at NAV
	(in millions)
Cash and cash equivalents	$—	$—	$—	$—	$—
Equity	791	135	—	—	656
Fixed income	595	—	208	—	387
Other investments	6	—	—	3	3
Total assets measured at fair value	$1,392	$135	$208	$3	$1,046

		Fair Value Measurement as of October 31, 2017 Using
	October 31, 2017	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Assets Measured at NAV
	(in millions)
Cash and cash equivalents	$—	$—	$—	$—	$—
Equity	757	156	2	—	599
Fixed income	677	—	200	—	477
Other investments	6	—	—	3	3
Total assets measured at fair value	$1,440	$156	$202	$3	$1,079

For Non-U.S. Defined Benefit Plans assets measured at fair value using significant unobservable inputs (Level 3), the following table summarizes the change in balances during 2018 and 2017:

	Year Ended
	October 31,
	2018	2017
	(in millions)
Balance, beginning of year	$3	$3
Realized gains	—	—
Unrealized gains/(losses)	—	—
Purchases, sales, issuances, and settlements	—	—
Transfers in (out)	—	—
Balance, end of year	$3	$3
The table below presents the combined projected benefit obligation ("PBO"), accumulated benefit obligation ("ABO") and fair value of plan assets, grouping plans using comparisons of the PBO and ABO relative to the plan assets as of October 31, 2018 and 2017:

	2018		2017
	Benefit Obligation	Fair Value of Plan Assets	Benefit Obligation	Fair Value of Plan Assets

	PBO		PBO
	(in millions)		(in millions)
U.S. defined benefit plans where PBO exceeds the fair value of plan assets	$650	$575	$675	$515
U.S. defined benefit plans where fair value of plan assets exceeds PBO	—	—	—	—
Total	$650	$575	$675	$515
Non-U.S. defined benefit plans where PBO exceeds or is equal to the fair value of plan assets	$363	$249	$378	$269
Non-U.S. defined benefit plans where fair value of plan assets exceeds PBO	886	1,143	960	1,171
Total	$1,249	$1,392	$1,338	$1,440

	ABO		ABO
U.S. defined benefit plans where ABO exceeds the fair value of plan assets	$609	$575	$629	$515
U.S. defined benefit plans where the fair value of plan assets exceeds ABO	—	—	—	—
Total	$609	$575	$629	$515
Non-U.S. defined benefit plans where ABO exceeds or is equal to the fair value of plan assets	$351	$249	$364	$269
Non-U.S. defined benefit plans where fair value of plan assets exceeds ABO	879	1,143	952	1,171
Total	$1,230	$1,392	$1,316	$1,440

Contributions and estimated future benefit payments. In 2018, we made an accelerated contribution of $85 million to our U.S. Defined Benefit Plans to secure tax deductibility at the current corporate rate prior to new tax legislation taking effect. During 2019, we do not expect to contribute to the U.S. Defined Benefit Plans or the U.S. Post-Retirement Benefit Plan, and we expect to contribute $33 million to the Non-U.S. Defined Benefit Plans. The following table presents expected future benefit payments for the next 10 years.

	U.S. Defined Benefit Plans	Non-U.S. Defined Benefit Plans	U.S. Post-Retirement Benefit Plan
	(in millions)
2019	$39	$32	$18
2020	$41	$36	$18
2021	$46	$39	$17
2022	$48	$41	$16
2023	$52	$44	$16
2024 - 2028	$275	$238	$71
Assumptions.  The assumptions used to determine the benefit obligations and expense for our defined benefit and post-retirement benefit plans are presented in the tables below. The expected long-term return on assets below represents an estimate of long-term returns on investment portfolios, consisting of a mixture of equities, fixed income and other investments, in proportion to the asset allocations of each of our plans. We consider long-term rates of return, which are weighted based on the asset classes (both historical and forecasted) in which we expect our pension and post-retirement funds to be invested. Discount rates reflect the current rate at which pension and post-retirement obligations could be settled based on the measurement dates of the plans, which is October 31. The U.S. discount rates as of October 31, 2018 and 2017 were determined based on the results of matching expected plan benefit payments with cash flows from a hypothetically constructed bond portfolio. The Non-U.S. discount rates as of October 31, 2018 and 2017 were determined using spot rates along the yield curve to calculate disaggregated discount rates. In addition, we used this method to calculate two components of the periodic benefit cost: service cost and interest cost. The range of assumptions that were used for the Non-U.S. Defined Benefit Plans reflects the different economic environments within various countries.
Assumptions used to calculate the net periodic benefit cost (benefit) for the year ended October 31, 2018 and 2017 were as follows:

	For years ended October 31,
	2018	2017
U.S. Defined Benefit Plans:
Discount rate	3.75%	3.50%
Average increase in compensation levels	3.00%	3.00%
Expected long-term return on assets	7.50%	7.50%
Non-U.S. Defined Benefit Plans:
Discount rate	0.59-2.52%	0.40-2.63%
Average increase in compensation levels	2.50-3.25%	2.50-3.50%
Expected long-term return on assets	4.00-6.50%	4.00-6.50%
U.S. Post-Retirement Benefits Plan:
Discount rate	3.50%	3.50%
Expected long-term return on assets	7.50%	7.50%
Current medical cost trend rate	6.00%	6.00%
Ultimate medical cost trend rate	3.50%	3.50%
Medical cost trend rate decreases to ultimate rate in year	2029	2029

Assumptions used to calculate the benefit obligation as of October 31, 2018 and 2017 were as follows:

	As of the years ended October 31,
	2018	2017
U.S. Defined Benefit Plans:
Discount rate	4.50%	3.75%
Average increase in compensation levels	3.00%	3.00%
Non-U.S. Defined Benefit Plans:
Discount rate	0.83-2.83%	0.59-2.52%
Average increase in compensation levels	2.50-3.00%	2.50-3.25%
U.S. Post-Retirement Benefits Plan:
Discount rate	4.25%	3.50%
Current medical cost trend rate	6.00%	6.00%
Ultimate medical cost trend rate	4.00%	3.50%
Medical cost trend rate decreases to ultimate rate in year	2029	2029
Health care trend rates did not have a significant effect on the total service and interest cost components or on the post-retirement benefit obligation amounts reported for the U.S. Post-Retirement Benefit Plan for the years ended October 31, 2018 and 2017.

15.	GUARANTEES
Standard Warranty
Effective December 1, 2017, Keysight warranties on products sold through direct sales channels are primarily for one year. Warranties for products sold through distribution channels continue to be primarily for three years. We accrue for standard warranty costs based on historical trends in warranty charges. The accrual is reviewed regularly and periodically adjusted to reflect changes in warranty cost estimates. Estimated warranty charges are recorded within cost of products at the time related product revenue is recognized.
Activity related to the standard warranty accrual, which is included in other accrued and other long-term liabilities in our consolidated balance sheet, is as follows:

	Year Ended October 31,
	2018	2017
	(in millions)
Beginning balance	$45	$44
Accruals for warranties, including change in estimates	36	33
Settlements made during the period	(36)	(32)
Ending balance	45	$45

Accruals for warranties due within one year	$25	$24
Accruals for warranties due after one year	20	21
Ending balance	$45	$45

Indemnifications to Agilent
In connection with our separation from Agilent, we agreed to indemnify Agilent against certain damages and expenses that it might incur in the future. These indemnifications primarily cover damages relating to liabilities of the electronic measurement business of Agilent which was contributed to Keysight. Additionally, if the distribution of Keysight common stock to the Agilent shareholders were determined to be taxable for U.S. federal income tax purposes, Agilent and its shareholders that are subject to U.S. federal income tax could incur significant U.S. federal income tax liabilities. If such determination is the result of our taking or failing to take certain actions, then under the agreement between Agilent and Keysight pertaining to tax matters, as finalized at the time of separation, we are generally required to indemnify Agilent against such tax liabilities. Pursuant to the agreement pertaining to tax matters, we may also be required to indemnify Agilent for other contingent tax liabilities, which could materially adversely affect our financial position. In our opinion, the fair value of these indemnification obligations was not material as of October 31, 2018.

Indemnifications to Avago
In connection with the sale of Agilent's semiconductor products business in December 2005, Agilent agreed to indemnify Avago, its affiliates and other related parties against certain damages and expenses that it might incur in the future. The continuing indemnifications primarily cover damages and expenses relating to liabilities of the businesses that Agilent retained and did not transfer to Avago, as well as pre-closing taxes and other specified items. In connection with our separation from Agilent, we have agreed to indemnify Agilent in connection with the indemnification obligations of Agilent with respect to Avago. In our opinion, the fair value of these indemnification obligations was not material as of October 31, 2018.
Indemnifications to Verigy
In connection with the spin-off of Verigy, Agilent agreed to indemnify Verigy and its affiliates against certain damages which it might incur in the future. These indemnifications primarily cover damages relating to liabilities of the businesses that Agilent did not transfer to Verigy, liabilities that might arise under limited portions of Verigy's IPO materials that relate to Agilent, and costs and expenses incurred by Agilent or Verigy to effect the IPO, arising out of the distribution of Agilent's remaining holding in Verigy ordinary shares to Agilent's stockholders, or incurred to effect the separation of the semiconductor test solutions business from Agilent to the extent incurred prior to the separation on June 1, 2006. On July 4, 2011, Verigy announced the completion by Advantest Corporation of its acquisition of Verigy. Verigy operates as a wholly-owned subsidiary of Advantest and Agilent's indemnification obligations to Verigy should be unaffected. In connection with our separation from Agilent, we have agreed to indemnify Agilent in connection with the indemnification obligations of Agilent with respect to Verigy. In our opinion, the fair value of these indemnification obligations was not material as of October 31, 2018.
Indemnifications to HP Inc.
Agilent has given multiple indemnities to HP Inc. ("HP") in connection with Agilent's activities prior to its spin-off from HP for the businesses that constituted Agilent prior to the spin-off. These indemnifications cover a variety of aspects of Agilent's business, including, but not limited to, employee, tax, intellectual property and environmental matters. The agreements containing these indemnifications have been previously disclosed as exhibits to Agilent's registration statement on Form S-1 filed on August 16, 1999. As part of our separation from Agilent, we have agreed to assume these indemnification obligations of Agilent relating to the electronic measurement business with respect to HP. In our opinion, the fair value of these indemnification obligations was not material as of October 31, 2018.
Indemnifications to Officers and Directors
Our corporate by-laws require that we indemnify our officers and directors, as well as those who act as directors and officers of other entities at our request, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceedings arising out of their services to Keysight and such other entities, including service with respect to employee benefit plans. In addition, we have entered into separate indemnification agreements with each director and each board-appointed officer of Keysight which provide for indemnification of these directors and officers under similar circumstances and under additional circumstances. The indemnification obligations are more fully described in the by-laws and the indemnification agreements. We purchase standard insurance to cover claims or a portion of the claims made against our directors and officers. Since a maximum obligation is not explicitly stated in our by-laws or in our indemnification agreements and will depend on the facts and circumstances that arise out of any future claims, the overall maximum amount of the obligations cannot be reasonably estimated. Historically, we have not made payments related to these obligations, and the fair value for these indemnification obligations was not material as of October 31, 2018.
Other Indemnifications
As is customary in our industry and as provided for in local law in the U.S. and other jurisdictions, many of our standard contracts provide remedies to our customers and others with whom we enter into contracts, such as defense, settlement, or payment of judgment for intellectual property claims related to the use of our products. From time to time, we indemnify customers, as well as our suppliers, contractors, lessors, lessees, companies that purchase our businesses or assets and others with whom we enter into contracts, against combinations of loss, expense, or liability arising from various triggering events related to the sale and the use of our products and services, the use of their goods and services, the use of facilities and state of our owned facilities, the state of the assets and businesses that we sell and other matters covered by such contracts, usually up to a specified maximum amount. In addition, from time to time we also provide protection to these parties against claims related to undiscovered liabilities, additional product liability or environmental obligations. In our experience, claims made under such indemnifications are rare and the associated estimated fair value of the liability was not material as of October 31, 2018.

In connection with the previous sales of several of Agilent’s businesses, Agilent agreed to indemnify the buyers of such businesses, their respective affiliates and other related parties against certain damages that they might incur in the future. The continuing indemnifications primarily cover damages relating to liabilities of the businesses that Agilent retained and did not transfer to the buyers, as well as other specified items. In connection with our separation from Agilent, we agreed to assume the indemnification obligations of Agilent to the extent that the retained businesses were part of the electronic measurement business. In our opinion, the fair value of these indemnification obligations was not material as of October 31, 2018.

16.	COMMITMENTS AND CONTINGENCIES
Operating Lease Commitments.  We lease certain real and personal property from unrelated third parties under non-cancellable operating leases. Future minimum lease payments under operating leases as of October 31, 2018 were $44 million in 2019, $38 million in 2020, $27 million in 2021, $22 million in 2022, $14 million in 2023 and $46 million thereafter. Future minimum sublease income under leases as of October 31, 2018 was $2 million in 2019, $1 million in 2020, $1 million in 2021, zero in 2022, zero in 2023 and none thereafter. Certain leases require us to pay property taxes, insurance and routine maintenance, and include escalation clauses. Total rent expense was $60 million in 2018, $51 million in 2017 and $45 million in 2016.
Capital Lease Commitments. We had capital lease obligations of $4 million as of October 31, 2018 and October 31, 2017. The current portion of the total obligation is included in other accrued liabilities and the remaining long-term portion is included in other long-term liabilities on the consolidated balance sheet. Future minimum lease payments, including financing charges, under capital leases as of October 31, 2018 were $1 million in 2019, zero in 2020, $1 million in 2021, zero in 2022, $1 million in 2023 and $2 million thereafter. Assets held under capital leases are included in net property, plant, and equipment on the consolidated balance sheet.
Litigation and Contingencies. We are involved in lawsuits, claims, investigations and proceedings, including, but not limited to, patent, commercial and environmental matters, which arise in the ordinary course of business. There are no matters pending that we currently believe are reasonably possible of having a material impact to our business, consolidated financial condition, results of operations or cash flows.
On July 20, 2017, Centripetal Networks, Inc. ("Centripetal") filed a complaint in the United States District Court for the Eastern District of Virginia, Centripetal Networks, Inc. v. Keysight Technologies, Inc. and Ixia, Case No. 17-cv-00383-HCM-LRL (E.D. Va), alleging the infringement of Centripetal patents related to certain of Ixia’s products. Through July 31, 2018, we had accrued an immaterial amount, which represented a settlement offer made early in the litigation. At that time, we did not believe that a loss was probable or reasonably estimable, nor did we believe there was a reasonable possibility of a material loss. No settlement demands were made, nor were estimates of damages provided prior to court-ordered mediation.
Mediation was held in September 2018 but did not result in resolution of the case. On October 2, 2018, trial started before a jury. During the trial, the parties agreed to settle the case for a worldwide, royalty-bearing, non-transferable, irrevocable, non-terminable, non-exclusive license to Centripetal’s worldwide patent portfolio that ends on December 31, 2021, as well as a monetary, one-time payment of $25 million for past damages that was recognized in selling, general and administrative expense in the consolidated statement of operations. The complaint was dismissed on October 12, 2018. The payment for past damages was recognized and paid as of October 31, 2018.

17.	DEBT
The following table summarizes the components of our short-term and long-term debt:

	October 31,
	2018	2017
	(in millions)

2019 Senior Notes at 3.30% ($500 face amount less unamortized costs of $1 and $2)	$499	$498
2024 Senior Notes at 4.55% ($600 face amount less unamortized costs of $3 and $4)	597	596
2027 Senior Notes at 4.60% ($700 face amount less unamortized costs of $6 and $6)	694	694
Senior Unsecured Term loan	—	260
Total Debt	1,790	2,048
Less: Short-term and current portion of long-term debt	499	10
Long-Term Debt	$1,291	$2,038

Short-Term Debt
Revolving Credit Facility
On February 15, 2017, we entered into an amended and restated credit agreement (the “Revolving Credit Facility”) that replaced our existing $450 million unsecured credit facility dated September 15, 2014. The Revolving Credit Facility provides for a $450 million, five-year unsecured revolving credit facility that will expire on February 15, 2022 and bears interest at an annual rate of LIBOR + 1.30%. In addition, the Revolving Credit Facility permits us to increase the total commitments under this credit facility by up to $150 million in the aggregate on one or more occasions upon request. We may use amounts borrowed under the facility for general corporate purposes. During the year ended October 31, 2018, we borrowed and repaid $40 million of borrowings outstanding under the Revolving Credit Facility. As of October 31, 2018, we had no borrowings outstanding under the Revolving Credit Facility. We were in compliance with the covenants of the Revolving Credit Facility during the year ended October 31, 2018.
2019 Senior Notes
In October 2014, the company issued an aggregate principal amount of $500 million in unsecured senior notes ("2019 Senior Notes"). The 2019 Senior Notes were issued at 99.902 percent of their principal amount. The notes will mature on October 30, 2019, and bear interest at a fixed rate of 3.30 percent per annum. The interest is payable semi-annually on April 30 and October 30 of each year. We incurred issuance costs of $4 million in connection with the 2019 Senior Notes that are being amortized to interest expense over the term of the senior notes. The 2019 senior notes are repayable within one year and have been reclassified to short-term debt.
Long-Term Debt
2024 Senior Notes
In October 2014, the company issued an aggregate principal amount of $600 million in unsecured senior notes ("2024 Senior Notes"). The 2024 Senior Notes were issued at 99.966 percent of their principal amount. The notes will mature on October 30, 2024, and bear interest at a fixed rate of 4.55 percent per annum. The interest is payable semi-annually on April 30 and October 30 of each year. We incurred issuance costs of $5 million in connection with the 2024 Senior Notes that are being amortized to interest expense over the term of the senior notes.
2027 Senior Notes
In April 2017, the company issued an aggregate principal amount of $700 million in unsecured senior notes ("2027 Senior Notes"). The 2027 Senior Notes were issued at 99.873 percent of their principal amount. The notes will mature on April 6, 2027 and bear interest at a fixed rate of 4.60 percent per annum. The interest is payable semi-annually on April 6 and October 6 of each year, commencing on October 6, 2017. We incurred issuance costs of $6 million in connection with the 2027 Senior Notes that, along with the debt discount of $1 million, are being amortized to interest expense over the term of the senior notes.
The above senior notes are unsecured and rank equally in right of payment with all of our other senior unsecured indebtedness.

Senior Unsecured Term Loan
On February 15, 2017, we entered into a term credit agreement that provides for a three-year $400 million senior unsecured term loan that bears interest at an annual rate of LIBOR + 1.50%. The term loan was drawn upon the closing of the Ixia acquisition. On February 27, 2018, we fully repaid borrowings outstanding under the term loan of $260 million and terminated the credit agreement. We had previously repaid $140 million of the term loan during the year ended October 31, 2017.
Letters of Credit
As of October 31, 2018 and October 31, 2017, we had $26 million and $26 million, respectively, of outstanding letters of credit unrelated to the credit facility that were issued by various lenders.

18.	STOCKHOLDERS' EQUITY
Stock Repurchase Program
On March 6, 2018, the Board of Directors approved a new stock repurchase program authorizing the purchase of up to $350 million of the company’s common stock, replacing a previously approved 2016 program authorizing the purchase of up to $200 million of the company's common stock. Under the new program, shares may be purchased from time to time, subject to general business and market conditions and other investment opportunities, through open market purchases, privately negotiated transactions or other means. All such shares and related costs are held as treasury stock and accounted for at trade date using the cost method. The stock repurchase program may be commenced, suspended or discontinued at any time at the company’s discretion and does not have an expiration date.
For the year ended October 31, 2018,  we repurchased 2,075,460 shares of common stock for $120 million. For the year ended October 31, 2017, we did not repurchase any shares of common stock under the stock repurchase program. All such shares and related costs are held as treasury stock and accounted for at trade date using the cost method.
Accumulated other comprehensive loss
The following table summarizes the components of our accumulated other comprehensive loss as of October 31, 2018 and 2017, net of tax effect:

	October 31,
	2018	2017
	(in millions)
Unrealized gain on equity securities, net of tax (expense) of $(2) and $(5)	$—	$14
Foreign currency translation, net of tax (expense) of $(63) and $(63)	(60)	(39)
Unrealized losses on defined benefit plans, net of tax benefit of $81 and $82	(426)	(433)
Unrealized losses on derivative instruments, net of tax benefit (expense) of $(1) and $(2)	(2)	1
Total accumulated other comprehensive loss	$(488)	$(457)

Changes in accumulated other comprehensive income (loss) by component and related tax effects for the years ended October 31, 2018 and 2017 were as follows:

			Net defined benefit pension cost and post retirement plan costs:
	Unrealized gain (loss) on equity securities	Foreign currency translation	Actuarial Losses	Prior service credits	Unrealized gains (losses) on derivatives	Total
	(in millions)
At October 31, 2016	$10	$(29)	$(646)	$50	$(3)	$(618)
Other comprehensive income (loss) before reclassifications	5	(10)	177	—	6	178
Amounts reclassified out of accumulated other comprehensive income	—	—	69	(24)	1	46
Tax (expense) benefit	(1)	—	(68)	9	(3)	(63)
Other comprehensive income (loss) for the twelve months ended October 31, 2017	4	(10)	178	(15)	4	161
At October 31, 2017	14	(39)	(468)	35	1	(457)
Other comprehensive income (loss) before reclassifications	(17)	(21)	(23)	—	—	(61)
Amounts reclassified out of accumulated other comprehensive income	—	—	53	(22)	(4)	27
Tax (expense) benefit	3	—	(7)	6	1	3
Other comprehensive income (loss) for the twelve months ended October 31, 2018	(14)	(21)	23	(16)	(3)	(31)
At October 31, 2018	$—	$(60)	$(445)	$19	$(2)	$(488)

Reclassifications out of accumulated other comprehensive loss for the years ended October 31, 2018 and 2017 were as follows:

Details about accumulated other comprehensive loss components	Amounts reclassified from other comprehensive loss		Affected line item in statement of operations
	Year Ended October 31,
	2018	2017
	(in millions)
Unrealized gain (loss) on derivatives	$4	$(1)	Cost of products
	(1)	1	Provision for income tax
	3	—	Net of Income Tax

Net defined benefit pension cost and post retirement plan costs:
Net actuarial loss	(53)	(69)
Prior service credit	22	24
	(31)	(45)	Total before income tax
	9	14	Provision for income tax
	(22)	(31)	Net of income tax

Total reclassifications for the period	$(19)	$(31)

An amount in parentheses indicates a reduction to income and an increase to the accumulated other comprehensive income.
Reclassifications of prior service benefit and actuarial net loss in respect of retirement plans and post retirement pension plans are included in the computation of net periodic cost (see Note 14, "Retirement Plans and Post Retirement Pension Plans").

19.	SEGMENT INFORMATION
We provide electronic design and test instruments and systems and related software, software design tools, and related services that are used in the design, development, manufacture, installation, deployment and operation of electronics equipment. Related services include start-up assistance, instrument productivity and application services and instrument calibration and repair. Additionally, we provide test, security and visibility solutions that validate, secure and optimize networks and applications from engineering concept to live deployment. We also offer customization, consulting and optimization services throughout the customer's product life cycle.
On April 18, 2017, we completed the acquisition of Ixia, which became a separate reportable operating segment, the Ixia Solutions Group. In the first quarter of fiscal year 2019, we completed an organizational change to align our services with our customers and end markets, which is consistent with Keysight’s customer-solutions-oriented, go-to-market strategy. This change was made to fully reflect our services delivery within the markets served and further enable the growth of our services solutions portfolio. With this change, services that were previously reported as the Services Solutions Group are now reported as part of the Communications Solutions Group and Electronic Industrial Solutions Group. As a result, Keysight now has three segments: Communications Solutions Group, Electronic Industrial Solutions Group and Ixia Solutions Group. The new organizational structure continues to include centralized enterprise functions that provide support across the groups. Prior period segment results have been revised to conform to the new organizational structure.
Our operating segments were determined based primarily on how the chief operating decision maker views and evaluates our operations. Segment operating results are regularly reviewed by the chief operating decision maker to make decisions about resources to be allocated to each segment and to assess performance. Other factors, including market separation and customer specific applications, go-to-market channels, products and services and manufacturing are considered in determining the formation of these operating segments.
Descriptions of our three reportable segments are as follows:
The Communications Solutions Group serves customers spanning the worldwide commercial communications end market, which includes internet infrastructure, and the aerospace, defense and government end market. The group provides electronic design and test software, instruments, and systems and related services used in the simulation, design, validation, manufacturing, installation and optimization of electronic equipment.
The Electronic Industrial Solutions Group provides test and measurement solutions and related services across a broad set of electronic industrial end markets, focusing on high-growth applications in the automotive and energy industry and measurement solutions for semiconductor design and manufacturing, consumer electronics, education and general electronics manufacturing. The group provides electronic design and test software, instruments, and systems and related services used in the simulation, design, validation, manufacturing, installation and optimization of electronic equipment.
The Ixia Solutions Group helps customers validate the performance and security resilience of their networks and associated applications. The test, visibility and security products help organizations and their customers strengthen their physical and virtual networks. Enterprises, service providers, network equipment manufacturers, and governments worldwide rely on the group's solutions to validate new products before shipping and secure ongoing operation of their networks with better visibility and security. The group’s product solutions consist of high-performance hardware platforms, software applications, and services, including warranty and maintenance offerings.
A significant portion of the segments' expenses, other than the Ixia Solutions Group expenses, arise from shared services and infrastructure that we have historically provided to the segments in order to realize economies of scale and to efficiently optimize resources. These expenses, collectively called corporate charges, include costs of centralized research and development, legal, accounting, real estate, insurance services, information technology services, treasury and other corporate infrastructure expenses. Charges are allocated to the segments, and the allocations have been determined on a basis that we consider to be a reasonable reflection of the utilization of services provided to or benefits received by the segments. The Ixia Solutions Group has not been allocated these shared services and infrastructure charges, with the exception of net periodic benefit costs, for the current fiscal year.
The following tables reflect the results of our reportable segments under our management reporting system. These results are not necessarily in conformity with GAAP. The performance of each segment is measured based on several metrics, including income from operations. These results are used, in part, by the chief operating decision maker in evaluating the performance of, and in allocating resources to, each of the segments.

The profitability of each of the segments is measured after excluding share-based compensation expense, restructuring and related costs, amortization of acquisition-related balances, acquisition and integration costs, acquisition-related compensation expense, separation and related costs, northern California wildfire-related costs, goodwill impairment, legal settlement, gain on divestitures, interest income, interest expense and other items as noted in the reconciliations below.

	Communications Solutions Group	Electronic Industrial Solutions Group	Ixia Solutions Group	Total Segments
	(in millions)
Year ended October 31, 2018:
Total net revenue	$2,391	$1,071	$416	$3,878
Amortization of acquisition-related balances	1	—	35	36
Total segment revenue	$2,392	$1,071	$451	$3,914
Segment income from operations	$474	$245	$16	$735
Depreciation expense	$64	$23	$16	$103
Year ended October 31, 2017:
Total net revenue	$2,063	$929	$197	$3,189
Amortization of acquisition-related balances	1	—	59	60
Total segment revenue	$2,064	$929	$256	$3,249
Segment income from operations	$347	$209	$42	$598
Depreciation expense	$62	$23	$7	$92
Year ended October 31, 2016:
Total net revenue	$2,048	$870	$—	$2,918
Amortization of acquisition-related balances	12	—	$—	12
Total segment revenue	$2,060	$870	$—	$2,930
Segment income from operations	$340	$175	$—	$515
Depreciation expense	$63	$22	$—	$85

The following table reconciles reportable segments' income from operations to our total enterprise income before taxes:

	Year Ended October 31,
	2018	2017	2016
	(in millions)
Total reportable segments' income from operations	$735	$598	$515
Share-based compensation expense	(59)	(56)	(49)
Restructuring and related costs	(17)	(11)	—
Amortization of acquisition-related balances	(265)	(256)	(56)
Acquisition and integration costs	(49)	(57)	(18)
Acquisition-related compensation expense	—	(28)	—
Separation and related costs	(2)	(20)	(24)
Northern California wildfire-related costs	(7)	(16)	—
Goodwill impairment	(709)	—	—
Legal settlement	(25)	—	—
Gain on divestitures	20	—	—
Other	(16)	(6)	7
Income (loss) from operations, as reported	(394)	148	375
Interest income	12	7	3
Interest expense	(83)	(80)	(47)
Other income (expense), net	54	104	35
Income (loss) before taxes, as reported	$(411)	$179	$366

Major customers.  No customer represented 10 percent or more of our total net revenue in 2018, 2017 or 2016.

The following table presents assets and capital expenditures directly managed by each segment. Unallocated assets primarily consist of cash and cash equivalents, investments, long-term and other receivables and other assets.

	Communications Solutions Group	Electronic Industrial Solutions Group	Ixia Solutions Group	Total Segments
	(in millions)
As of October 31, 2018:
Assets	$2,115	$888	$1,327	$4,330
Capital expenditures	$90	$32	$10	$132
As of October 31, 2017:
Assets	$1,976	$866	$2,063	$4,905
Capital expenditures	$46	$19	$7	$72
The following table reconciles segment assets to our total assets:

	October 31,
	2018	2017
	(in millions)
Total reportable segments' assets	$4,330	$4,905
Cash and cash equivalents	913	818
Prepaid expenses	106	113
Other current assets	9	7
Investments	46	63
Long-term and other receivables	118	118
Other	302	(91)
Total assets	$5,824	$5,933

The other category primarily includes pension assets and also represents the difference between how segments report deferred taxes and intangible assets at the initial purchased amount.
The following table presents summarized information for net revenue and long-lived assets by geographic region. Revenues from external customers are generally attributed to countries based upon the location of the Keysight sales representative. Long lived assets consist of property, plant, and equipment, long-term receivables and other long-term assets excluding intangible assets. The rest of the world primarily consists of rest of Asia and Europe.

	United States	China	Japan	Rest of the World	Total
	(in millions)
Net revenue:
Year ended October 31, 2018	$1,398	$710	$342	$1,428	$3,878
Year ended October 31, 2017	$1,054	$608	$338	$1,189	$3,189
Year ended October 31, 2016	$1,009	$572	$323	$1,014	$2,918

	United States	Japan	Malaysia	UK	Rest of the World	Total
	(in millions)
Long-lived assets:
October 31, 2018	$310	$222	$72	$145	$121	$870
October 31, 2017	$280	$234	$73	$106	$126	$819

20.	IMPACT OF NORTHERN CALIFORNIA WILDFIRES
During the week of October 8, 2017, wildfires in northern California adversely impacted the Keysight corporate headquarters site in Santa Rosa, CA. Our headquarters was under mandatory evacuation for more than three weeks, and while direct damage to our core facilities was limited, our buildings did experience some smoke and other fire-related impacts. Cleaning and restoration efforts are largely complete, and we have fully re-occupied the site. Keysight is insured for the damage caused by the fire.

For the year ended October 31, 2018 and 2017, we recognized costs of $7 million and $16 million, respectively, net of estimated insurance recoveries of $90 million and $2 million, respectively. Expenses were primarily for cleaning and restoration activities, write-off of damaged fixed assets and other direct costs related to recovery from this event.
A summary of the net charges in the consolidated statement of operations resulting from the impact of the fire is shown below:

	Year Ended October 31, 2018	Year Ended October 31, 2017
	(in millions)
Cost of products and services	$5	$5
Research and development	1	1
Selling, general and administrative	1	8
Other operating expense (income), net	—	2
Total	$7	$16

As of October 31, 2018, we have received insurance proceeds of $68 million and have a receivable of $24 million for losses and expenses for which insurance reimbursement is probable. The receivable is included in other current assets in the consolidated balance sheet. In addition, for the year ended October 31, 2018, we made investments in property, plant and equipment related to fire recovery of $27 million, which is expected to be covered by insurance. In many cases, our insurance coverage exceeds the amount of these covered losses, but no gain contingencies have been recognized as our ability to realize those gains remains uncertain for financial reporting purposes. We currently estimate total insurance recovery to range from $125 million to $135 million, which will substantially cover our total fire-related losses, expenses and investments in property, plant and equipment in excess of our $10 million self-insured retention amount. There may be a difference in timing of costs incurred and the related insurance reimbursement.
QUARTERLY SUMMARY
(Unaudited)

	Three Months Ended
	January 31,	April 30,	July 31,	October 31,
	(in millions, except per share data)
2018
Net revenue	$837	$990	$1,004	$1,047
Gross profit	$425	$539	$562	$585
Income (loss) from operations	$(17)	$86	$117	$(580)
Net income (loss)	$94	$64	$121	$(114)
Net income (loss) per share:
Basic	$0.50	$0.34	$0.64	$(0.61)
Diluted	$0.50	$0.34	$0.63	$(0.61)
Weighted average shares used in computing net income (loss) per share:
Basic	187	188	188	187
Diluted	189	190	191	187

2017
Net revenue	$726	$753	$832	$878
Gross profit	$403	$411	$411	$472
Income (loss) from operations	$89	$35	$(8)	$32
Net income (loss)	$109	$49	$(18)	$(38)
Net income (loss) per share:
Basic	$0.64	$0.28	$(0.10)	$(0.20)
Diluted	$0.63	$0.27	$(0.10)	$(0.20)
Weighted average shares used in computing net income (loss) per share:
Basic	171	177	186	186
Diluted	173	179	186	186